UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ACE Limited

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL GENERAL MEETING

April 10, 2007

Hamilton, Bermuda

TO THE SHAREHOLDERS OF ACE LIMITED:

The Annual General Meeting of ACE Limited will be held on Thursday, May 17, 2007, at 8:00 a.m. at ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton, Bermuda, for the following purposes:

1.	To elect five directors to hold office until 2010;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record, as shown by our transfer books, at the close of business on March 30, 2007, are entitled to notice of, and to vote at, the Annual General Meeting.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU MAY ALSO VOTE OVER THE INTERNET OR VIA TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PROVIDED ON THE ACCOMPANYING PROXY CARD. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

By Order of the Board of Directors,

Brian Duperreault

Chairman

i

ii

ACE LIMITED

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08 Bermuda

April 10, 2007

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

Why Did You Send Me This Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of ACE Limited (which we refer to as we, us, our, ACE, or the Company) is soliciting your proxy to vote at the 2007 Annual General Meeting, which will be held on Thursday, May 17, 2007, at 8:00 a.m. Atlantic time at ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton, Bermuda, and at any adjournments thereof. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2006 accompanies this Proxy Statement.

This Proxy Statement summarizes the information you need to vote at the Annual General Meeting. You do not need to attend the Annual General Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote by telephone or over the Internet.

What Proposals Will Be Voted on at the Annual General Meeting?

There are two proposals scheduled to be voted on at the Annual General Meeting:

•	The election of five directors.

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

Our Board recommends that you vote your shares “FOR” each of the nominees for directors and “FOR” the appointment of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

Who Is Entitled to Vote?

March 30, 2007 is the record date for the Annual General Meeting. If you owned our Ordinary Shares at the close of business on March 30, 2007, you are entitled to vote at the Annual General Meeting. On that date, we had 328,309,225 Ordinary Shares outstanding and entitled to vote at the Annual General Meeting. Our Ordinary Shares are our only class of voting stock. We will begin mailing this Proxy Statement on or about April 17, 2007 to all shareholders entitled to vote.

How Many Votes Do I Have?

You have one vote for each of our Ordinary Shares that you owned at the close of business on March 30, 2007, unless you owned Controlled Shares that constituted 10 percent or more of the issued Ordinary Shares, in which case your voting rights with respect to those Controlled Shares will be limited, in the aggregate, to a voting power of approximately 10 percent pursuant to a formula specified in our Amended and Restated Articles of Association, which we refer to as our Articles. Our Articles define Controlled Shares generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons.

What Is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the Company officers named in the proxy card or to vote in person at the Annual General Meeting. We have enclosed a proxy card for you to use. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet.”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under the heading “How Do I Vote in Person at the Annual General Meeting.” Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee as to how to vote your shares. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet.”

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your proxy, meaning one of the individuals named on your proxy card, will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” the election of five directors.

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this Proxy Statement.

May I Vote by Telephone or Via the Internet?

Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote via the Internet or by telephone. We encourage you to do so because your vote is then tabulated faster than if you mailed it. Please note that there are separate Internet and telephone arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name) or a beneficial owner that holds your shares in street name (that is, if your stock is held in the name of your broker, bank or other nominee).

If you are a shareholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card.

If you are a beneficial owner and hold your shares in street name, you may need to contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or electronically.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Returning the proxy card or voting by telephone or over the Internet will not affect your right to attend the Annual General Meeting and vote.

May I Revoke My Proxy?

Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date or resubmit your vote by telephone or by the Internet,

•	Send a letter revoking your proxy to our Secretary at ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton HM 08, Bermuda, or

•	Attend the Annual General Meeting and vote in person.

If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How Do I Vote in Person at the Annual General Meeting?

You may vote shares held directly in your name as the shareholder of record in person at the Annual General Meeting. If you choose to vote your shares in person at the Annual General Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual General Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual General Meeting.

Shares beneficially owned and held in street name may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on March 30, 2007.

What Votes Need to Be Present to Hold the Annual General Meeting?

To have a quorum for our Annual General Meeting, six or more persons must be present, in person or by proxy, representing more than 50 percent of the Ordinary Shares that were outstanding on March 30, 2007.

What Vote Is Required to Approve Each Proposal?

Election of Directors

The election of each nominee for director requires the affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting.

Ratification of Appointment of Independent Registered Public Accounting Firm

The ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for 2007 requires the affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting.

How Are Votes Counted?

In the election of our directors, your vote may be cast separately “FOR” or “AGAINST” each nominee or you may “ABSTAIN” from voting with respect to any nominee. For the ratification of our independent registered public accounting firm, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What Is the Effect of Broker Non-Votes and Abstentions?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Ordinary Shares owned by shareholders electing to abstain from voting with respect to any proposal and broker non-votes will be counted towards the presence of a quorum but will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, abstentions and broker non-votes will have no effect on the outcome of the proposals to elect directors or to ratify the appointment of our independent registered public accounting firm.

What Are the Costs of Soliciting These Proxies and Who Will Pay Them?

The Company will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse brokers, banks and nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Georgeson Inc. is assisting us with the solicitation of proxies for a fee of $8,000 plus out-of-pocket expenses.

Where Can I Find the Voting Results?

We intend to publicly disclose the voting results on our website within 14 days following our Annual General Meeting. We will publish the voting results in our Form 10-Q for the second quarter of 2007, which we will file with the Securities and Exchange Commission, which we refer to as the SEC, in August 2007. You can find the voting results and the Form 10-Q on our website at www.acelimited.com.

Do Directors Attend the Annual General Meeting?

While we do not have a formal policy regarding Board member attendance at Annual General Meetings of shareholders, we encourage each member of the Board of Directors to attend each Annual General Meeting of shareholders. In practice, we schedule a regular Board of Directors meeting on the same day as our Annual General Meeting of shareholders, which facilitates director attendance at the shareholders meeting. All directors then in office attended the Annual General Meeting of shareholders held on May 18, 2006.

Can a Shareholder Communicate Directly with Our Board? If so, how?

Our Board provides a process for shareholders, employees and other interested parties to send communications to the Board. Shareholders, employees and other interested parties wanting to contact the Board concerning accounting or auditing matters may send an e-mail to the Chairman of the Audit Committee at chmnaudit@ace.bm. Shareholders, employees and other interested parties wanting to contact the Board, the non-management directors, the independent directors, the Chairman of the Board, the Lead Director, the chairman of any Board committee or any other director, as to other matters may send an e-mail to corpsecy@ace.bm. The Secretary has access to these e-mail addresses. Alternatively, shareholders, employees and other interested parties may send written communications to the Board c/o Secretary, ACE Global Headquarters,17 Woodbourne Avenue, Hamilton HM 08, Bermuda, although mail to Bermuda is not as prompt as e-mail. Communication with the Board may be anonymous. The Secretary will forward to the Lead Director all communications to the Board so received.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

Our Articles provide that our Board of Directors shall be divided into three classes with the terms of office of each class ending in successive years. Our Articles provide for a maximum of 20 directors and empower the Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual General Meeting.

Following recommendation from the Nominating and Governance Committee, our Board of Directors has nominated Brian Duperreault, Robert M. Hernandez, Peter Menikoff, Robert Ripp and Dermot F. Smurfit for election as directors of the Company to serve three-year terms to expire at the Annual General Meeting in 2010 and until their respective successors shall have been elected and shall have qualified. Each of these individuals is currently serving as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may recommend.

Information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual General Meeting is set forth below.

Nominees for Election to Terms Expiring in 2010

Brian Duperreault, age 59, has served as one of our directors since October 1994. In May 2004, Mr. Duperreault relinquished the office of our Chief Executive Officer. Mr. Duperreault served as executive Chairman until June 2006, when he retired as an employee of the Company and became non-executive Chairman, which position he will hold through our upcoming Annual General Meeting. Mr. Duperreault served as our Chairman and Chief Executive Officer from November 1999 through May 2004 and as our Chairman, President and Chief Executive Officer from October 1994 through November 1999. Prior to joining the Company, Mr. Duperreault had been employed with American International Group, which we refer to as AIG, since 1973 and served in various senior executive positions with AIG and its affiliates from 1978 until September 1994, including as Executive Vice President, Foreign General Insurance and, concurrently, as Chairman and Chief Executive Officer of American International Underwriters Inc., which we refer to as AIU, from April 1994 to September 1994. Mr. Duperreault was President of AIU from 1991 to April 1994, and Chief Executive Officer of AIG affiliates in Japan and Korea from 1989 until 1991. Mr. Duperreault serves as a member of The American Academy of Actuaries, a member of the Board of Trustees of Saint Joseph’s University through June 2007, a member of the Board of Trustees of The School of Risk Management, Insurance and Actuarial Science of St. John’s University through June 2007, Chairman of the Bank of N.T. Butterfield & Son, Ltd., effective April 18, 2007, and a director of Tyco International Ltd. Mr. Duperreault is also Chairman of the Centre on Philanthropy, a member of the Board of Trustees of American Institute for Chartered Property Casualty Underwriters/Insurance Institute of America through June 2007, Chairman of the Bermuda Institute of Ocean Sciences, and a director of the Bermuda Monetary Authority.

Robert M. Hernandez, age 62, has served as one of our directors since September 1985 and is currently our Lead Director. Mr. Hernandez is Chairman of the Board of RTI International Metals, Inc. (metals) and has served on the Board of Directors of that company since 1990. Mr. Hernandez served as Vice Chairman, Director and Chief Financial Officer of USX Corporation (energy and steel) from December 1994 to December 2001, as Executive Vice President—Accounting & Finance and Chief Financial Officer of USX from November 1991 until November 1994 and as Senior Vice President—Finance & Treasurer from October 1990 to October 1991. Mr. Hernandez was

President and Chief Operating Officer of the US Diversified Group of USX from May 1989 until October 1990. Mr. Hernandez is Vice Chairman, Board of Trustees of the BlackRock Funds and a director of Eastman Chemical Company. Mr. Hernandez is a nominee to the Board of Directors of Tyco Electronics Corporation.

Peter Menikoff, age 66, has served as one of our directors since January 1986. Mr. Menikoff is currently a private investor and most recently he was the Interim Chief Financial Officer of Vlasic Foods International Inc. (foods) from February 2000 to May 2001. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc. (oil and gas drilling/production supplies, services and equipment) from April 1997 until June 1998. Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation (energy) from June 1995 to April 1997. Mr. Menikoff served as a Senior Vice President of Tenneco, Inc. (diversified industrial) from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation (agricultural and construction equipment), a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991.

Robert Ripp, age 65, has served as one of our directors since December 1991. Mr. Ripp is Chairman of the Board and a director of Lightpath Technologies Inc. (fiber optics components manufacturing), a NASDAQ listed company. Mr. Ripp also serves as a director of PPG Industries, Inc. (glass and coating manufacturer), a NYSE listed company. Mr. Ripp served as Director, Chairman and Chief Executive Officer of AMP Incorporated (electrical connectors) from August 1998 through May 1999. Mr. Ripp served as Executive Vice President of Global Sales and Marketing of AMP Incorporated from August 1997 to July 1998, as Vice President and Chief Financial Officer of AMP Incorporated from August 1994 through July 1997, and as Vice President and Treasurer of International Business Machines Corporation (electronic computer equipment) from July 1989 through September 1993.

Dermot F. Smurfit, age 62, has served as one of our directors since August 1997. Mr. Smurfit recently retired as Chairman of Smurfit Europe (paper, paperboard and packaging). Mr. Smurfit served as Chairman of Anker PLC (computer hardware and software), for a portion of 2005. Mr. Smurfit also was Chairman of Peach Holdings PLC (financial services) for part of 2006. He was Joint Deputy Chairman of Jefferson Smurfit Group plc, which we refer to as Jefferson Smurfit, from January 1984 until January 2003, Chairman and Chief Executive of Jefferson Smurfit’s continental European operations from 1994 to 1997, Director of Sales and Marketing since 1997, and has held a number of other senior positions with Jefferson Smurfit. Mr. Smurfit is Chairman of the World Containerboard Organisation, Chairman of Eurolink Motorway Operations Ltd. (toll road operator), Chairman of Powerflute Oy (paper manufacturing), President of the Federation European Fabrication Carton Ondule, Chairman of Sellu Trading Oy, and Chairman of Pankaboard Oy, a privately owned paper mill in Finland.

Directors Whose Terms of Office Will Continue After This Meeting

Directors Whose Terms Expire in 2008

Evan G. Greenberg, age 52, has served as one of our directors since August 2002. We appointed Mr. Greenberg to the position of our President and Chief Executive Officer in May 2004. Mr. Greenberg will also become our Chairman following our Annual General Meeting. We appointed Mr. Greenberg as our President and Chief Operating Officer in June 2003. In April 2002, Mr. Greenberg was appointed to the position of Chief Executive Officer of ACE Overseas General. Mr. Greenberg joined the Company as Vice Chairman, ACE Limited and Chief Executive Officer of ACE Tempest Re, in November 2001. Prior to joining the Company, Mr. Greenberg was most recently President and Chief Operating Officer of AIG, from 1997 until 2000. From 1975 until 1997, Mr. Greenberg held a variety of senior management positions at AIG, including Chief Operating Officer of AIU, AIG’s foreign general insurance organization, and President and Chief Executive Officer of AIU.

John A. Krol, age 70, has served as one of our directors since August 2001. Mr. Krol retired as Chairman and Chief Executive Officer of E.I. du Pont de Nemours and Company (chemicals, fibers, petroleum, life sciences and diversified business) in 1998. Mr. Krol is a member of the board of directors of MeadWestvaco Corporation, Milliken & Company and Tyco International Ltd., the advisory board of the Bechtel Corporation and the Board of Trustees of the University of Delaware.

Directors Whose Terms Expire in 2009

Michael G. Atieh, age 53, has served as one of our directors since September 1991. Mr. Atieh is currently Executive Vice President and Chief Financial Officer of OSI Pharmaceuticals (NASDAQ: OSIP). Previously, Mr. Atieh served as Group President of Dendrite International, Inc. (NASDAQ: DRTE) (technology and services) from January 2002 to February 2004, Senior Vice President and Chief Financial Officer of Dendrite International, Inc. from October 2000 to December 2001, as Vice President, U.S. Human Health, a division of Merck & Co., Inc. (NYSE: MRK) (pharmaceuticals) from January 1999 to September 2000, as Senior Vice President—Merck-Medco Managed Care, L.L.C. (managed health care), an indirect wholly-owned subsidiary of Merck from April 1994 to December 1998, as Vice President—Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993.

Mary A. Cirillo, age 59, has served as one of our directors since May 2006. Ms. Cirillo has served as advisor to Hudson Venture Partners L.P. (venture capital) since 2003. She served as Chairman of OPCENTER, LLC (help desk and network operations services) from 2000 to 2004. She was Chief Executive Officer of Global Institutional Services of Deutsche Bank from July 1999 until February 2000. Previously, she served as Executive Vice President and Managing Director of Bankers Trust Company (which was acquired by Deutsche Bank), which she joined in 1997. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. Ms. Cirillo currently serves a director of DealerTrack Holdings, Health Care Property Investors, Inc. and Thomson Corporation (Canada).

Bruce L. Crockett, age 63, has served as one of our directors since May 1995. Mr. Crockett is chairman of Crockett Technologies Associates (consulting) and a private investor. Mr. Crockett served as President and Chief Executive Officer of COMSAT Corporation (information services) from February 1992 until July 1996 and as President and Chief Operating Officer of COMSAT from April 1991 to February 1992. As an employee of COMSAT since 1980, Mr. Crockett held various other operational and financial positions including Vice President and Chief Financial Officer. Mr. Crockett is Chairman of the AIM Family of Mutual Funds, and is Chairman of the Board of Captaris, Inc. Mr. Crockett is also a senior trustee of the University of Rochester.

Thomas J. Neff, age 69, has served as one of our directors since May 1997. Mr. Neff has worked for Spencer Stuart & Associates, N.A. (executive search consulting) since 1976, serving as President of the worldwide firm from 1979 to 1996. Since 1996, Mr. Neff has served as Chairman of Spencer Stuart, U.S. Mr. Neff is a director of Hewitt Associates Inc. where he serves on the Compensation and Leadership Committee and the Governance Committee. Before joining Spencer Stuart, he was a principal with Booz, Allen & Hamilton, Inc. from 1974 to 1976, served as President of Hospital Data Sciences, Inc. from 1969 to 1974, and held a senior marketing position with TWA from 1966 to 1969. Earlier he was a management consultant with McKinsey & Company in New York and Australia. He is a director of various mutual funds managed by Lord, Abbett & Co. Mr. Neff is a member of the Board of Trustees of Lafayette College.

Gary M. Stuart, age 66, has served as one of our directors since March 1988. Mr. Stuart served as Chief Financial Officer of Optimum Logistics Inc. (logistics services) from August 2000 through August 2001. From 1981 until November 1999, Mr. Stuart was an employee of Union Pacific Corporation (transportation), serving as its Executive Vice President and Chief Financial Officer from June 1998 through November 1999 and as its Vice President and Treasurer from January 1990 through May 1999. Mr. Stuart was on the adjunct faculty of the School of Business at Fairfield University from January through May 2000 and was a member of its Advisory Council from 2000 to 2005.

There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

CORPORATE GOVERNANCE

Overview

In General

Our Board of Directors has maintained corporate governance policies for many years in accordance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NYSE’s listing standards regarding corporate governance policies and processes. We have adopted Corporate Governance Guidelines covering issues such as executive sessions of the Board of Directors, director qualification and independence standards, Board leadership, director responsibilities and procedures, management evaluation and succession and Board self-evaluations. We have also adopted Categorical Standards for Director Independence, a Code of Conduct and charters for each of our Compensation Committee, Audit Committee, Nominating and Governance Committee, Finance and Investment Committee and Executive Committee. The full text of our Corporate Governance Guidelines, our Categorical Standards for Director Independence, our Code of Conduct and each committee charter is available on the Company’s website located at www.acelimited.com. You can view and print our Corporate Governance Guidelines, Categorical Standards for Director Independence, Code of Conduct and committee charters by accessing our website, then clicking on “Investor Information,” followed by “Corporate Governance.” Our Categorical Standards for Director Independence also appear as Exhibit A to this proxy statement. In addition, you may request copies of our Corporate Governance Guidelines, Categorical Standards for Director Independence, Code of Conduct, and the committee charters by contacting us as follows:

Telephone—(441) 299-9283
Facsimile—(441) 292-8675; or
e-mail—investorrelations@ace.bm

Executive Sessions of Directors

In addition to regular Board meetings, the non-management directors meet at regular executive sessions of the Board, at which no members of management (including the CEO) are present. At least once a year, the independent directors meet at a regular executive session without participation of management or any director that is not independent. Our Lead Director, Robert M. Hernandez, is the presiding director for executive sessions of non-management directors and executive sessions of independent directors.

Other Corporate Governance Highlights	• Ten of our twelve directors are independent directors.

•	Only independent directors may serve on our Audit, Compensation and Nominating and Governance Committees.

•	Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

•	If a member of our Audit Committee simultaneously serves on the audit committees of more than three public companies, the

Board is required to determine whether such simultaneous service would impair the ability of such member to effectively serve on our Audit Committee.

•

Our Compensation Committee has the authority to retain independent consultants and has engaged Frederic W. Cook & Co., Inc. to assist it. Our Compensation Committee evaluates the performance of the President and Chief Executive Officer, whom we refer to as the CEO, based on corporate goals and objectives and sets his compensation level based on this evaluation, either as a committee or together with the other independent directors.

•

Our Board has adopted a Code of Conduct applicable to all directors, officers and employees, which sets forth basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws and regulations (including insider trading laws), and reporting illegal or unethical behavior.

•	Our Board and each of its committees conducts an annual self-evaluation to determine whether they are functioning effectively.

The Board of Directors

Our Board oversees our business and monitors the performance of management. The directors keep themselves informed by discussing matters with the CEO, other key executives and our principal external advisors, such as legal counsel, outside auditors, and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met four times during 2006. All directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member that were held during 2006, except for Ms. Cirillo, who joined the Board in May 2006 and attended 57 percent of the meetings held in 2006 after her election.

Director Independence

The Board has determined that the following directors are independent under the listing standards of the New York Stock Exchange, which we refer to as the NYSE: Michael G. Atieh, Mary A. Cirillo, Bruce L. Crockett, Robert M. Hernandez, John A. Krol, Peter Menikoff, Thomas J. Neff, Robert Ripp, Dermot F. Smurfit, and Gary M. Stuart. These independent directors constitute a substantial majority of our Board of Directors. In making its determination of independence, the Board applied its Categorical Standards for Director Independence and determined that no other material relationships existed between the Company and these directors. A copy of our Categorical Standards for Director Independence is attached as Exhibit A to this proxy statement and is also available by accessing the Company’s website at www.acelimited.com, then clicking on “Investor Information,” followed by “Corporate Governance” and the relevant button under the Corporate Governance listing. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with the Company.

The Committees of the Board

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, all of which consist exclusively of members who qualify as independent directors under the applicable requirements of the NYSE. The Board has also established a Finance and Investment Committee and an Executive Committee.

The Audit Committee

The Audit Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards. The Board has determined that each member of the Audit Committee is an audit committee financial expert, as that term is defined under 401(h) of Regulation S-K, and that each member satisfies the financial literacy requirements of the NYSE.

The Audit Committee provides oversight of the integrity of our financial statements and financial reporting process, our compliance with legal and regulatory requirements, our system of internal controls, our audit process, the performance of our internal auditors and the performance, qualification and independence of our independent registered public accounting firm.

The Audit Committee is composed of Robert Ripp, who serves as Chairman, Michael G. Atieh, Bruce L. Crockett, Peter Menikoff, and Gary M. Stuart.

During 2006, the Audit Committee participated in four regularly scheduled meetings, four regularly scheduled telephonic meetings, three additional telephonic meetings, and two training sessions devoted to tax accrual and accounting and enterprise risk management.

The Compensation Committee	The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards.

The Compensation Committee discharges the Board’s responsibilities relating to the compensation of employees. The Compensation Committee has responsibility for evaluating the performance of the CEO and determining executive compensation. The Compensation Committee also works with the Nominating and Governance Committee and the CEO on succession planning. Please see the Compensation Discussion and Analysis section of this proxy statement for additional information about how the Compensation Committee determines executive compensation.

The Compensation Committee is composed of John A. Krol, who serves as Chairman, Mary A. Cirillo, Robert M. Hernandez, Thomas J. Neff and Dermot F. Smurfit.

The Compensation Committee held four meetings, as well as several telephonic consultations, during 2006.

The Nominating and Governance Committee	The Nominating and Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards.

The responsibilities of the Nominating and Governance Committee include identification of individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines. The Nominating and Governance Committee also has responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, the Nominating and Governance Committee assists the Board and the Board committees in their self-evaluations.

The Nominating and Governance Committee is composed of Robert M. Hernandez, who serves as Chairman, Mary A. Cirillo, John A. Krol, Thomas J. Neff and Dermot F. Smurfit.

The Nominating and Governance Committee held four meetings during 2006.

The Finance and Investment Committee

The Finance and Investment Committee of the Board of Directors oversees management’s investment of our investable assets and approves overall investment guidelines to ensure that we maintain appropriate levels of portfolio liquidity, credit quality, diversification, and volatility. The Finance and Investment Committee also oversees, and makes recommendations to the Board with respect to, our capital structure and financing arrangements in support of both our annual financial plan and our strategic plan.

The Finance and Investment Committee is composed of Peter Menikoff, who serves as Chairman, Michael G. Atieh, Bruce L. Crockett, Robert Ripp and Gary M. Stuart. Our chief financial officer and the president of ACE Asset Management are ex officio members of the Finance and Investment Committee.

The Finance Committee held five meetings during 2006.

The Executive Committee

Except as expressly limited by applicable law, by our Memorandum of Association or Articles or by our Board of Directors and except for matters expressly reserved for another committee of our Board of Directors, the Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors, with its primary focus to act for the full Board when it is not practical to convene meetings of the full Board.

The Executive Committee is composed of Brian Duperreault, who serves as Chairman, Evan G. Greenberg, Robert M. Hernandez, John A Krol, Peter Menikoff and Robert Ripp.

The Executive Committee did not meet during 2006.

How Are Directors Nominated?

As needed, the Nominating and Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating and Governance Committee considers the person’s judgment, experience, independence, understanding of our business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating and Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

Our Corporate Governance Guidelines require the Nominating and Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that when combined provide a portfolio of experience and knowledge that well serve our governance and strategic needs. We consider Board candidates on the basis of a range of criteria including broad-based business knowledge and contacts, prominence and sound reputation in their fields as well as a global business perspective and commitment to good corporate citizenship. Directors should be able and prepared to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company. They should represent all shareholders and not any special interest group or constituency. Directors must possess the highest personal and professional integrity and commitment to ethical and moral values. Directors must have the time necessary to fully meet their duty of care to the shareholders and be willing to commit to service over the long haul, if called upon.

In accordance with its charter, the Nominating and Governance Committee identifies nominees for directors from various sources. We do not generally retain third party consultants to assist in identifying and evaluating potential nominees, although the Nominating and Governance Committee may do so if it desires. Thomas J. Neff, who serves on the Nominating and Governance Committee, is the chairman of Spencer Stuart, U.S., an executive search consulting firm. We have drawn upon Mr. Neff’s expertise and resources with respect to identifying and evaluating prospective nominees for directors, but have not made any payments with respect to such advice to Spencer Stuart or Mr. Neff, other than director’s fees to Mr. Neff. The Nominating and Governance Committee will consider shareholder recommendations for director candidates, but the Nominating and Governance Committee has no obligation to recommend such candidates. Assuming that appropriate biographical and background material (including qualifications) is provided for candidates recommended by shareholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, it should be mailed to: Secretary, ACE Limited, ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton HM 08 Bermuda. If a shareholder desires to nominate a person for election as director at a shareholders’ meeting, that shareholder must comply with Article 40 of our Articles, which requires that notice be provided no later than 60 days prior to the anniversary date of the immediately preceding Annual General Meeting. With respect to the 2008 Annual General Meeting, such written notice must be received on or prior to March 18, 2008. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:

•	the shareholder’s name as it appears in the Company’s books;

•	a representation that the shareholder is a record holder of the Company’s shares and intends to appear in person or by proxy at the meeting to present such proposal;

•	the class and number of shares beneficially owned by the shareholder;

•	the name and address of any person to be nominated;

•

a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons pursuant to which the nomination or nominations are to be made by the shareholder;

•	such other information regarding such nominees proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy regulations; and

•	the consent of each nominee to serve as a director of the Company, if so elected.

What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?

The Board of Directors has adopted Related Party Transactions Guidelines which require that the Nominating and Governance Committee review, and approve or ratify, transactions in which we, on the one hand, and a related party, on the other hand, participate that involve payments of at least $120,000 in the aggregate per fiscal year. In conjunction with such review, the Nominating and Governance Committee must make a determination that the transaction does not constitute a conflict of interest. Transactions involving our sale of insurance or reinsurance in the ordinary course of business on terms that are generally available to similarly situated parties who are not related to us, and payments or settlements of claims on such policies in the ordinary course of business on commercially reasonable terms, are deemed pre-approved by virtue of the Board’s adoption of the Related Party Transactions Guidelines, unless they involve payments to an entity that is a related party because of the interest of a director (or a nominee for director) or his or her immediate family member in such entity. Transactions with any related party that involve less than $120,000 in the aggregate per fiscal year generally are also deemed pre-approved under our guidelines.

Our Related Party Transactions Guidelines require the Board of Directors to review, approve or ratify, and determine that no conflict of interest exists with respect to, financial contributions to not-for-profit organizations for which a director or an executive officer or his or her spouse or child serves on the board or as a senior officer. By adopting these guidelines, the Board has determined that financial contributions of $50,000 or less in the aggregate per fiscal year to a not-for-profit organization of which an executive officer or his or her spouse or child serves as a director, trustee or senior officer do not constitute conflicts of interest and are deemed to be pre-approved. We submit financial contributions to any not-for-profit organization of which an executive officer or his or her spouse or child is a director, trustee or senior officer to the Nominating and Governance Committee if they involve in the aggregate more than $50,000 per fiscal year but less than $100,000, or to the Board of Directors if they involve in the aggregate $100,000 or more per fiscal year.

We have established a number of procedures to monitor related party transactions so that we can submit them to the Nominating and Governance Committee or the Board of Directors pursuant to the Related Party Transactions Guidelines. For example, we have compiled a list of relevant persons and entities, which we update on a regular basis, and search various databases to identify payments to or from these persons or entities. In some circumstances, our directors, nominees for directors and executive officers are also required to report transactions of which they are aware to the Lead Director, such as transactions in which an immediate family member or entity associated with such family member has an interest. We also circulate directors’ and officers’ questionnaires which inquire as to related party transactions. Our Code of Conduct addresses procedures to follow with respect to matters that raise potential conflicts, including a requirement that our employees, officers and directors report potential conflicts as part of their annual Code of Conduct affirmation statement. In addition, we poll key officers to determine whether they are aware of any transactions that may be subject to the Related Party Transactions Guidelines.

For the purposes of our Related Party Transactions Guidelines, related parties include:

•	any director, nominee for director or executive officer of the Company;

•	any immediate family member of a director, nominee for director or executive officer;

•

any entity of which a director, nominee for director or executive officer is a current employee, officer or general partner, or in which his or her immediate family member is an executive officer or general partner, or in which any such person, together with his or her immediate family members, directly or indirectly, in the aggregate, owns 10 percent or more of the equity interest, and affiliates of any entity described in this paragraph; and

•

any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of more than 5 percent of the Company’s outstanding Ordinary Shares at the time the transaction occurred or existed.

What Related Person Transactions Do We Have?

Some of our shareholders and their affiliates and employers of or entities otherwise associated with some of our directors and officers and their affiliates, have purchased insurance from us on terms we believe were no more favorable to these insureds than those made available to other customers. During 2006, we also engaged in certain transactions with shareholders who owned more than 5 percent of our Ordinary Shares at the time of the transaction, or their affiliates, as described below.

Barclays Bank PLC has agreed to provide up to $149 million, £83 million and A$16 million of credit in total to the Company and some of our subsidiaries in the form of loans and letters of credit under six syndicated credit facilities. Barclays Bank PLC acts as syndication agent or lead arranger under certain of these facilities. During 2006, the largest aggregate principal amount of loans made by Barclays Bank PLC outstanding under these facilities was £16 million and A$16 million and, as of March 31, 2007, the aggregate principal amount of loans made by Barclays Bank PLC outstanding under these facilities was £16 million and A$16 million. During 2006, we paid Barclays Bank PLC £850,000 and A$1 million in interest on these loans. We did not make any principal payments on these loans during 2006. Certain of these facilities provide for fixed rate loans and have interest rates ranging from 5.2505 percent to 6.145 percent, and others of these facilities provide for floating rate loans and have interest rates ranging from LIBOR plus 0.35 percent to LIBOR plus 0.45 percent. The letter of credit facilities charge fees on levels of utilization ranging from 0.275 percent to 0.50 percent and fees on unutilized capacity ranging from 0.07 percent to 0.10 percent. Barclays Bank PLC also charges a fronting fee of 0.10 percent when it is the issuer of a letter of credit under the facility. In May 2006, Barclays Capital Inc. served as a co-manager and underwriter on the Company’s offering of 6.70 percent Senior Notes due 2036. Also in 2006, Barclays Global Investors Limited provided investment management services to certain of our UK pension scheme funds. Barclays Global Investors Limited and Barclays Global Investors Canada Limited provided investment management services to some of our subsidiaries in 2006, managing approximately 6 percent of our investment assets. Barclays Bank PLC also provided commercial banking services to some of our subsidiaries in 2006. We paid the Barclays Group approximately $7.5 million in 2006 related to the services and transactions described above, inclusive of interest on the loans described above. In addition, during 2006 some of our subsidiaries and Barclays Bank PLC engaged in foreign currency exchange transactions in the approximate aggregate notional United States dollar equivalent amount of $64 million and interest rate derivatives transactions in the approximate aggregate notional United States dollar equivalent amount of $2.6 billion.

Wellington Management Company, LLP provided investment management services to some of our subsidiaries in 2006, managing approximately 20 percent of our investment assets. We paid Wellington approximately $8.6 million in 2006 for these services.

Certain subsidiaries of AXA, which we understand owned more than 5 percent of our Ordinary Shares during the first six months of 2006, provide reinsurance to certain of our subsidiaries. During 2006, we ceded approximately $53 million in reinsurance premium to subsidiaries of AXA. Also in 2006, AXA provided investment management services for the contributions made by employees under certain of our UK defined contribution plans. We did not pay AXA for these investment management services. AXA’s compensation for these services is reflected in the rate of return provided to ACE employees whose retirement funds AXA manages.

We made two loans to Brian Dowd in 2002. In May 2002, we loaned Mr. Dowd $250,000 in connection with a work transfer from Philadelphia, Pennsylvania, to Atlanta, Georgia. Principal on this note is due in annual installments of $50,000, with the final principal payment due on June 1, 2007. Mr. Dowd has received a discretionary bonus of $50,000 in each year in which principal has been due under this loan, and we have offset this bonus against such principal payment. Interest on this note accrues at 4.66 percent per year. We forgive any interest on this note as long as Mr. Dowd is an employee of the Company. In July 2002, we loaned Mr. Dowd $200,000 also in connection with his work transfer. Mr. Dowd used the proceeds of this loan to acquire a residence and he granted us a mortgage on that residence. The residence was sold in 2005. Principal on this note is due in annual installments of $20,000, with the final principal payment due on August 1, 2012. No interest accrued on this note until April 1, 2005, at which time the interest rate increased from 0 percent to 6 percent per year. In 2006, Mr. Dowd offset his discretionary bonus of $50,000 against the principal due on the first note and in December 2006 repaid $20,000 in principal on the second note. In addition, the Company forgave an aggregate of $7,447 and $14,693 in interest on these notes in 2005 and 2006, respectively. Since January 1, 2006, the largest amount outstanding under these notes in the aggregate was $260,000. As of March 31, 2007, $170,000 was outstanding under these notes in the aggregate.

The ACE Foundation–Bermuda, which we refer to as the ACE Foundation, is an unconsolidated not-for-profit organization which was established to strengthen the community by utilizing its financial resources to actively address social, educational, and other issues of community concern in Bermuda. It strives to be consistent in its community support by contributing to those charitable organizations that are specifically focused on clearly defined needs and problems. Five of the trustees of the ACE Foundation are current officers or directors of the Company, and the sixth trustee is a retired officer of the Company. We annually make contributions to the ACE Foundation which are in turn used to fund charitable causes in Bermuda. At December 31, 2006 and 2005, the Company maintained a non-interest bearing demand note receivable of $37 million and $39 million, respectively, from the ACE Foundation. The ACE Foundation has used the related proceeds to finance investments in Bermuda real estate, including investments in three properties that it rents to ACE employees at rates established by independent, professional real estate appraisers. The income generated from the real estate will initially be used to repay the note. However, the primary purpose of purchasing real estate was to pursue a fundamental financial objective of the ACE Foundation, which is to become a self-funding institution. The real estate assets assist the ACE Foundation in its endeavors to meet this goal by producing annual cash income that supports the ACE Foundation’s charitable objectives. Evan Greenberg and Philip Bancroft have rented real estate from the ACE Foundation. Lease payments under Mr. Greenberg’s lease with the ACE Foundation are $22,000 per month. Lease payments under Mr. Bancroft’s lease with the ACE Foundation are $18,000 per month.

In 2006, some of our subsidiaries entered into an agency agreement with Starr Technical Risks Agency, Inc., which we refer to as Starr, a wholly owned subsidiary of C.V. Starr & Co., Inc., which we refer to as C.V. Starr, of which Maurice Greenberg, the father of our CEO, is the Chairman and Chief Executive Officer. Under this agreement Starr serves as our non-exclusive agent for writing policies, contracts, binders or agreements of insurance or reinsurance classified as property and/or inland marine risks. The program applies to risks attaching in the United States of America or Canada and worldwide risks for entities domiciled, having their principal places of business in or conducting a substantial portion of their business in the United States or Canada. C.V. Starr has guaranteed some of Starr’s obligations under the agency agreement. Under the agency agreement, we pay Starr a commission on written premiums that it underwrites on our behalf. In 2006, we paid Starr a total of approximately $45.5 million in commissions under this agreement. An affiliate of Starr provides claims services for the program, but we do not pay any additional fee for those services. We also have entered into a profit sharing arrangement based on loss ratios in connection with the program if Starr writes a minimum of $20 million of net written premiums of program business per annum. Profit share amounts are payable on June 30 of each year. The profit share amount we will pay in any year will depend on how much program business Starr underwrites on our behalf and the calculation of the profit share amount. Each party to the agency agreement may terminate it without cause on 180 days’ notice and with cause on 30 days’ notice. We can terminate Starr’s binding authority for new business on 30 days’ notice, in which event Starr may terminate the agency agreement on 30 days’ notice.

Did our Officers and Directors Comply with Section 16(a) Beneficial Ownership Reporting in 2006?

Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. We believe that all our directors and executive officers complied with all filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during 2006.

INFORMATION ABOUT OUR ORDINARY SHARE OWNERSHIP

How Many Ordinary Shares Are Owned by Directors and Executive Officers?

The following table sets forth information, as of March 31, 2007, with respect to the beneficial ownership of Ordinary Shares by our executive officers and retired executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement and to whom we refer as the NEOs, by each of our directors and by all our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Ordinary Shares listed in the Ordinary Shares Beneficially Owned column. The Ordinary Shares listed for each director and each NEO constitute less than one percent of the outstanding Ordinary Shares. The Ordinary Shares beneficially owned by all directors and executive officers as a group constitute approximately 1.3 percent of the outstanding Ordinary Shares.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned	Ordinary Shares Subject to Options (1)	Restricted Ordinary Shares (2)
Evan G. Greenberg (3) (4)	182,313	549,533	225,525
Philip Bancroft	53,969	144,266	53,692
Robert Cusumano	4,304	10,366	29,347
Brian E. Dowd	30,692	191,699	60,933
Paul Medini	11,106	24,649	16,318
Brian Duperreault (3) (6)	522,723	1,379,472	97,075
Gary Schmalzriedt	36,645	248,698	48,413
Michael G. Atieh (5) (6)	21,964	14,000	—
Mary A. Cirillo (6)	—	—	—
Bruce L. Crockett (5) (6)	13,902	14,000	—
Robert M. Hernandez (5) (6)	49,144	14,000	—
John A. Krol (5) (6)	5,655	11,030	—
Peter Menikoff (3) (5) (6)	32,576	14,000	—
Thomas J. Neff (5) (6)	16,971	14,000	—
Robert Ripp (5) (6)	20,857	14,000	—
Dermot F. Smurfit (6)	9,933	14,000	—
Gary M. Stuart (5) (6)	14,721	14,000	—
All directors and executive officers as a group (18 individuals)	1,029,474	2,674,799	559,114

(1)	Represents Ordinary Shares that the individual has the right to acquire within 60 days of March 31, 2007 through option exercises.
(2)	Represents Ordinary Shares that the individual has the power to vote but not dispose of.
(3)	Messrs. Greenberg, Menikoff and Duperreault share with other persons the power to vote and/or dispose of 3,854, 10,800 and 300, respectively, of the Ordinary Shares listed. These directors and executive officers therefore share with other persons the power to vote and/or dispose of 14,954, in the aggregate, of the Ordinary Shares listed as owned by the directors and executive officers as a group.
(4)	Mr. Greenberg has pledged 130,000 Ordinary Shares in connection with a margin account.
(5)	Included in these amounts are Ordinary Shares that will be issued to the director immediately upon his or her termination from the Board. These Ordinary Shares relate to vested stock units granted as directors compensation and associated dividend reinvestment accruals. The number of Ordinary Shares at March 31, 2007 described in this footnote and included in the above table for each director is as follows: Mr. Atieh (10,960), Mr. Crockett (12,754), Mr. Hernandez (8,174), Mr. Krol (803), Mr. Menikoff (21,951), Mr. Neff (15,546), Mr. Ripp (10,960) and Mr. Stuart (12,078).
(6)	Not included in these amounts are Ordinary Shares that will be issued to the director no earlier than six months following his or her termination from the Board. Such Ordinary Shares relate to restricted stock units and vested stock units granted as directors compensation and associated dividend reinvestment accruals. The number of Ordinary Shares at March 31, 2007 described in this footnote and not included in the above table for each director is as follows: Mr. Atieh (7,400), Ms. Cirillo (3,385), Mr. Crockett (7,205), Mr. Duperreault (1,887), Mr. Hernandez (6,625), Mr. Krol (6,386), Mr. Menikoff (12,860), Mr. Neff (11,967), Mr. Ripp (6,716), Mr. Smurfit (6,360) and Mr. Stuart (6,752).

Which Shareholders Own More than 5 Percent of Our Ordinary Shares?

The following table sets forth information regarding each person, including corporate groups, known to us to own beneficially or of record more than five percent of our outstanding Ordinary Shares as of December 31, 2006.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Barclays Global Investors, NA (1)	28,133,124	8.62%
45 Fremont Street San Francisco, California 94105 U.S.A.
FMR Corp. (2)	32,303,414	9.90%
82 Devonshire Street, Boston, Massachusetts 02109 U.S.A.
Franklin Resources, Inc. (3)	24,086,165	7.38%
One Franklin Parkway San Mateo, CA 94403 U.S.A.
Wellington Management Company, LLP (4)	44,116,050	13.51%
75 State Street Boston, Massachusetts 02109 U.S.A.

(1)	Based on a Schedule 13G filed by Barclays Global Investors, NA, filing jointly on behalf of Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited, which we refer to as the Barclays Group. According to such Schedule 13G, as of December 31, 2006, the Barclays Group had the sole power to dispose of 28,133,124 Ordinary Shares and the sole power to vote 26,124,383 Ordinary Shares.
(2)	Based on a Schedule 13G/A filed by FMR Corp., a parent holding company for itself and its specified subsidiaries and affiliates, which we refer to as the FMR Group. According to such Schedule 13G/A, as of December 31, 2006, the FMR Group had the sole power to dispose of 32,303,414 Ordinary Shares and the sole power to vote 3,593,193 Ordinary Shares.
(3)	Based on a Schedule 13G/A filed by Franklin Resources, Inc., a parent holding company for itself and its specified subsidiaries and affiliates, which we refer to collectively as the FRI Group. According to such Schedule 13G/A, as of December 31, 2006, the FRI Group had the sole power to dispose of 23,687,997 Ordinary Shares, the sole power to vote 22,432,909 Ordinary Shares and the shared power to dispose of 398,168 Ordinary Shares.
(4)	Based on a Schedule 13G filed by Wellington Management Company, LLP, which we refer to as Wellington Management. Wellington Management, in its capacity as an investment adviser, may be deemed to have had beneficial ownership of 44,116,050 shares of common stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management has shared voting authority over 24,456,052 shares and shared dispositive power over 44,116,050 shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Program Objectives

Our goal is to fairly compensate our employees and to enhance shareholder value by continuing to closely align our executive compensation philosophy and practices with the interests of our shareholders.

Our compensation practices are structured to pay for performance and to support the human resource requirements of our business in all the markets, globally, in which we operate. We seek to attract and retain highly qualified executives who are talented, experienced, creative, motivated, dedicated and honest. With respect to our NEOs, we compete for talent with property and casualty insurers, specialty insurers, and financial services companies worldwide, although primarily with companies based in North America, including Bermuda.

For all of our executives, including our NEOs, we strive to develop and administer compensation practices that enable us to retain and motivate top talent in the markets in which we operate while, at the same time, administering integrated compensation practices for our employees worldwide.

In addition, as our business performance and industry reputation continue to grow in comparison with our peer companies, we have become a potential source of talent for peer companies, making the retention of our executives and other employees even more challenging, particularly in the Bermuda market, where there is significant competition for underwriting and executive talent among a growing number of new competitors.

What Our Compensation Program Is Designed to Reward; Individual and Company Performance Criteria	Our compensation practices are designed to reward both individual and Company performance, based on the following:

Individual Performance Criteria:

•	Personal contribution to both short-term and long-term business results

•	Successful execution of key strategic objectives

•	Demonstrated leadership capability

•	Demonstrated application of relevant technical expertise

•	Ethical conduct and regulatory compliance

Company Performance Criteria:

•       Growth in tangible book value per share—which has a strong correlation with shareholder wealth creation—both in absolute terms and in comparison with our Financial Performance Peer Group, as defined below

• Quality of growth in book value, which is a principal measure of the quality of our shareholder wealth creation

• Return on common equity, or ROE =	Net Operating Income
Average Shareholder Equity for Period

which is a principal measure of the efficiency of our use of capital

• Operating income, which is net income before realized gains and losses, after tax

• Combined ratio (the amount that an insurer must pay to cover claims and expenses for every dollar of earned premium), which is the sum of the expense ratio and the loss ratio

Expense Ratio =	GAAP Policy Acquisition Costs and General & Administrative Expense
Net Earned Premium

Loss Ratio =	Losses Incurred
Net Earned Premium

Components of Total Direct Compensation	We pay each NEO total direct compensation, which we refer to as Total Direct Compensation, in three components:

• Annual Base Salary

• Annual Cash Bonus

• Long-Term Incentive Equity Awards in the form of stock options, restricted stock and performance shares.

NEOs, as well as all other US-based and Bermuda-based officers of the Company, are eligible to participate in the Company’s non-qualified deferred compensation plans. Under the non-qualified deferred compensation plans, the NEOs may elect to defer base salary and annual cash bonus and direct those deferrals to investment options that mirror those offered in our qualified defined contribution plans. The Bermuda-based NEOs, as well as all other Bermuda-based officers, may also elect to defer long-term incentive equity awards in accordance with the terms of the Bermuda deferred compensation plan. Currently, no NEOs defer equity.

Perquisites are not considered part of Total Direct Compensation and are discussed in “Determination of Perquisites” below.

Retirement Benefits

Our NEOs do not participate in any Company-sponsored defined benefit plans, which are often referred to as pension plans. The Company does maintain a few defined benefit retirement plans in a few locations outside the U.S. and Bermuda where we are required to do so by local employment law or prevailing practice.

The Company maintains both qualified defined contribution plans and non-qualified defined contribution plans and maintains an account under each type of plan for many of our US-based and Bermuda-based employees, including our NEOs. Each year, the Company credits to each participant’s accounts an amount equal to 6 percent of his or her base salary and annual cash bonus. The Company first credits amounts under the qualified defined contribution plan up to the limits permitted under tax-qualification rules, and then credits amounts in excess of those limits to each participant’s account under the non-qualified defined contribution plan. In addition, depending on each participant’s own contribution to the plans, each participant’s plan accounts may be credited with matching non-discretionary contributions in an amount up to 6 percent of his or her base salary and annual cash bonus. Each participant also receives an additional discretionary contribution of up to 3 percent of base salary and annual cash bonus depending on the Company’s overall performance in the prior year. These contributions are also made first to the applicable qualified defined contribution plan and then, once the tax-qualified limits are reached, to the applicable non-qualified defined contribution plan. Messrs. Greenberg and Dowd have waived receipt of the portion of the Company’s 2007 discretionary contribution that would have been made to their non-qualified defined contribution plan.

How We Use Peer Group Data in Determining Compensation

The Compensation Committee of the Board of Directors determines Total Direct Compensation for the CEO and reviews and approves or modifies the CEO’s recommendations for the Total Direct Compensation for the other NEOs and direct reports to the CEO. As part of the annual compensation review process, the Compensation Committee uses a competitive framework to evaluate each NEO’s individual compensation against compensation levels for comparable positions in companies in a peer group that best defines the market in which we compete for executive talent, which we refer to as the Compensation Benchmarking Peer Group, and Company performance against the financial performance of companies in a second peer group that best defines the market in which we compete for business, which we refer to as the Financial Performance Peer Group.

How We Select, and Who Is Currently in, Our Compensation Benchmarking Peer Group

Annually, the Compensation Committee reviews those companies designated as our Compensation Benchmarking Peer Group in collaboration with Mercer Human Resource Consulting, to whom we refer as Mercer, an independent consulting firm. Of the nine companies that comprise our Compensation Benchmarking Peer Group, seven are within the S&P 500 Property & Casualty Index, and two are global insurance brokerages included because they are viewed as key competitors for talent in an industry-related business. We have excluded certain S&P 500 Property & Casualty Index companies from our Compensation Benchmarking Peer Group because their size, as defined by market value, total assets, book value, net income and net premium, is far below or far above that of our Company, they operate in a niche businesses, or they have an ownership structure, such as a majority stockholder, that limits pay comparability. For our CEO, CFO and General Counsel, we rely exclusively on the Compensation Benchmarking Peer Group. For those NEOs for whom similar positions do not exist within the Compensation Benchmarking Peer Group, we augment our analysis with industry-specific market survey data.

Our current Compensation Benchmarking Peer Group is:

The Allstate Corporation
Aon Corporation
The Chubb Corporation
The Hartford Financial Services Group, Inc.
Marsh & McLennan Companies, Inc.
The Progressive Corporation
Safeco Corporation
The Travelers Companies, Inc.
XL Capital Ltd

In addition, the Compensation Committee monitors the compensation data for AIG because of its industry leadership position, although the data are excluded from the summary statistics used by the Company due to AIG’s size.

How We Select, and Who Is Currently in, Our Financial Performance Peer Group

The Financial Performance Peer Group includes a subset of those companies in the Compensation Benchmarking Peer Group that are considered commercial property and casualty insurance companies, as well as three additional commercial property and casualty insurance companies excluded from the Compensation Benchmarking Peer Group because of their size and ownership structure. The Financial Performance Peer Group is the most relevant peer group for evaluating the financial performance of the Company on such measures as Growth in Tangible Book Value Per Share, Combined Ratio and Return on Equity.

Our current Financial Performance Peer Group is:

American International Group, Inc.
The Chubb Corporation
CNA Financial Corporation
The Hartford Financial Services Group, Inc.
The Travelers Companies, Inc.
XL Capital Ltd
Zurich Financial Services Group

Determining the Mix of Total Direct Compensation–Introduction

The mix of a NEO’s Total Direct Compensation is generally based upon level, with more senior officers receiving a greater percentage of their Total Direct Compensation as variable or at-risk compensation in the form of an annual cash bonus and a long-term incentive equity award composed of restricted stock (a portion of which is in the form of performance shares, as described below) and stock options, and a lesser percentage in the form of fixed annual base salary. Total cash compensation, which consists of base salary and annual cash bonus, is typically 25 percent to 50 percent of Total Direct Compensation. As part of its annual compensation benchmarking process, the Compensation Committee reviews the percentage of Total Direct Compensation delivered in base salary, annual cash bonus, and long-term incentive equity awards for similar positions in our Compensation Benchmarking Peer Group and, for certain positions, considers the broader financial services market. For more detailed analysis of Total Direct Compensation components, see “Salary,” “Bonus,” and “Long-Term Incentive Equity Awards” below.

Salary

The Compensation Committee reviews and approves or modifies the CEO’s recommendations for the annual base salary of each NEO position with the exception of the CEO, for whom the Compensation Committee sets the annual base salary. On an annual basis, the Committee reviews each NEO’s actual annual salary in reference to the median compensation levels for comparable positions at companies in our Compensation Benchmarking Peer Group or in combination with industry-specific market survey data for those NEOs for whom similar positions do not exist within the Compensation Benchmarking Peer Group. Each NEO’s actual annual salary increase, if any, may be above or below the market median based on his or her individual performance in the prior fiscal year, as measured against the Individual Performance Criteria described above in “What our Compensation Program is Designed to Reward; Individual and Company Performance Criteria.”

Variable Compensation–Bonus and Equity Compensation Awards

The Compensation Committee uses variable compensation in the form of the annual cash bonus and the long-term incentive equity award in combination with the annual base salary to provide an overall compensation opportunity that is closely tied to performance. When both Company performance, as measured by the Company Performance Criteria described above, and individual performance, as measured by Individual Performance Criteria described above, are considered outstanding, NEOs have the opportunity to achieve Total Direct Compensation that approximates the 75th percentile of compensation for comparable positions at companies in our Compensation Benchmarking Peer Group. Mercer determines the percentiles for a given position based on an analysis of compensation disclosures in the most recent publicly available Compensation Benchmarking Peer Group proxy statements in combination with industry-specific market survey data. Such data reflects actual compensation for the prior year, and the Compensation Committee, with guidance from Mercer, must then anticipate what the current year’s 50th and 75th percentiles are likely to be. The Compensation

Committee considers the opportunity to achieve the 75th percentile, or higher, for outstanding performance because of the high performance expectations to which our Company executives are held, the prevailing competition for talent within our Compensation Benchmarking Peer Group, and the ambitious financial growth goals we set each year.

For all other bonus-eligible officers and employees, the cash incentive pool available for distribution within each operating unit during the annual compensation cycle is based on a blend of overall Company performance and operating unit performance, with performance defined principally by:

• profitable premium growth

• underwriting income

• combined ratio components

• after-tax operating income versus plan and prior year

Each operating unit’s incentive pool is established by a formula based on operating unit and Company performance, as well as the bonus range established for each bonus-eligible employee within that operating unit. We fund each operating unit’s incentive pool based 25 percent on overall Company performance and 75 percent on each operating unit’s performance. We consider employees and officers who are bonus-eligible but not aligned with a specific operating unit as part of a corporate pool whose funding is based principally on overall Company performance. In addition to the above financial performance criteria, the Compensation Committee considers other factors which influence financial performance, including market conditions for each operating unit, performance relative to established non-financial goals, and the level of difficulty reflected in each operating unit’s business plan, all of which define the overall context of each operating unit’s performance.

Once we establish the annual cash incentive pools for each operating unit and for corporate, the salary grade and bonus range associated with each salary grade guides allocation of individual awards to eligible employees and officers. We base the annual cash bonus received by each eligible employee and officer on the bonus range associated with the salary grade of the individual, and his/her individual performance.

For officers who are considered highly compensated and earn a base salary of $225,000 or more, the operating unit chief executive officer and the Global Human Resources Officer review all proposed cash bonuses and long-term equity awards, and our CEO must give final approval.

Bonus	The annual cash bonus component of Total Direct Compensation provides a timely link between recent performance and compensation,

allowing the Compensation Committee to adjust annual compensation to reflect overall Company financial performance during the prior fiscal year as well as the individual performance of each NEO.

Each NEO’s annual cash bonus is based on the prior year’s performance, as measured against the Individual Performance Criteria, described above; the Company Performance Criteria, described above; and, for some NEOs, as further specified elsewhere in this Compensation Discussion and Analysis, the performance of the operating unit directly managed by the NEO.

The above process culminates in a specific cash bonus for each NEO that is targeted to be between 100 and 150 percent of base salary, with the exception of the CEO, for whom there is no established target. Actual cash bonuses may fall considerably below target if performance falls short of expectation and plan and may exceed the target if performance exceeds expectation and plan.

Long-Term Incentive Equity Awards	The Compensation Committee uses long-term incentive equity awards, principally in the form of stock options, restricted stock and performance shares, as:

• a timely link between recent performance and compensation

• a forward-looking vehicle for retention of executive talent due to the multi-year vesting schedule for equity awards

• an important driver of long-term performance

• a key link for aligning shareholder and executive interests

In general, restricted stock vests evenly on a year-by-year basis over four years while options vest evenly on a year-by-year basis over three years. Options and restricted stock also vest on a change in control or if a recipient’s termination of employment occurs by reason of death or disability. Continued vesting requires uninterrupted employment with the Company unless, upon retirement from the Company, the Compensation Committee by recommendation from the CEO exercises its discretion and grants continued vesting in unvested equity. The Compensation Committee selectively permits continued vesting upon retirement.

From time to time, the Compensation Committee may grant a special equity award that has a cliff vest, generally of five years, whereby all equity granted remains unvested until the fifth year of service is complete, which provides significant retention value.

The Compensation Committee bases the value of each NEO’s long-term incentive compensation award on the past year’s performance as measured against the Individual and Company Performance Criteria, described above, as well as, for some NEOs as further specified below, the performance of the operating unit directly managed by the NEO.

The above process culminates in a specific long-term incentive equity award for each NEO. The range of the value of the award as a percentage of base salary varies greatly among NEOs depending on position and performance but is targeted to be between 100 and 350 percent of base salary, with the exception of the CEO, who receives a greater multiple of base salary in equity value, as described below.

In a process similar to the one that guides the development of specific cash incentive pools for each operating unit, we establish equity pools for each operating unit. While the total value of equity allocated for long-term incentive awards in any given year is based on the overall financial performance of the Company, there is less variability and more stability in the equity value delivered annually. This reflects the view of executive management and the Compensation Committee that equity is a critical component of compensation, providing both forward-looking retention value and a reward for the prior year’s performance. Equity awards, particularly those with a multi-year vesting schedule, are important in the retention of high-caliber executives in our competitive labor market.

While our long-term incentive plans provide for a range of types of awards, the Compensation Committee has generally granted awards in the form of stock options and restricted stock. Starting with the 2005 compensation cycle, the Compensation Committee shifted the mix of restricted stock and stock options for each individual award to place greater emphasis on restricted stock and less on options. The purpose of this shift was to better align employee and officer interests with those of shareholders. This resulted in a reduction in potential future dilution, which is associated with a greater emphasis on options. Generally, all officers eligible for long-term incentive equity grants, including all NEOs (except the CEO), receive equity grants whereby 75 percent of the value delivered is in the form of restricted stock and 25 percent of the value is delivered in the form of stock options, based on a Black-Scholes option valuation methodology. For the CEO, the Compensation Committee awards 65 percent of the value of the long-term incentive equity award in restricted stock and 35 percent in options. The Compensation Committee has continued to grant stock options as an important part of the long-term incentive equity award because the Committee believes stock options are a valuable incentive tool, providing compensation only if the stock price increases.

Total equity awarded in February 2007 for 2006 performance equaled approximately 1 percent of total shares outstanding at March 31, 2007, up slightly from the prior-year award of .92 percent of total shares outstanding at March 31, 2006.

Performance-Based Restricted Stock Vesting

The Compensation Committee imposed performance criteria for 25 percent of the restricted stock awards granted in 2007 to the CEO; General Counsel; Chief Financial Officer; Chief Executive Officer, Insurance–North America; Chief Executive Officer, ACE Overseas

General; and Chief Executive Officer, ACE Tempest Re. Such performance criteria tie the annual vesting of such awards to specified performance targets, namely growth in our tangible book value per share, which we refer to as Per Share Tangible Book Value Growth, compared with the growth in tangible book value per share of other companies included in the S&P 500 Property & Casualty Index. We selected this financial measure because it is a strong indicator of growth in shareholder value for a commercial property and casualty insurer and a common financial performance measure for companies in our industry.

We have two types of performance-based restricted stock awards described below: Target Awards and Premium Awards.

Each Target Award of performance-based restricted stock consists of four installments. The vesting of each annual installment is subject to the following criteria:

•	If Per Share Tangible Book Value Growth is equal to or less than the median, no performance-based restricted stock scheduled to vest that year actually vests.

•	If Per Share Tangible Book Value Growth exceeds the median, 100 percent of the performance-based restricted stock scheduled to vest that year actually vests.

In addition, if the performance-based restricted stock does not vest in the initial one-year period applicable to that installment, it may later vest if we achieve Cumulative Performance at the levels described below.

If our Per Share Tangible Book Value Growth compared with the growth of other companies included in the S&P 500 Property & Casualty Index over the four-year performance period, which we refer to as our Cumulative Performance, exceeds the 65th percentile, a Premium Award of additional shares, over and above the yearly base award, will be earned as follows:

•	If Cumulative Performance exceeds the 65th percentile, the Premium Award will equal 50 percent of the number of Target Award shares earned.

•	If Cumulative Performance exceeds the 75th percentile, the Premium Award will equal 100 percent of the number of Target Award shares earned.

•	If Cumulative Performance is above the 65th and below the 75th percentile, we will interpolate the Premium Award between 50 and 100 percent of the number of Target Award shares earned.

We retain Ernst & Young LLP, an independent public accounting firm and to whom we refer as Ernst & Young, to verify the calculations of our Per Share Tangible Book Value Growth, to compare our Per Share Tangible Book Value Growth to that of the median for the S&P 500 Property & Casualty Index and to prepare a report on its findings. Our Compensation Committee reviews the report prepared by Ernst & Young and, based on that report, formally confirms whether, and to what extent, the performance criteria were met for the prior year and how much, if any, performance-based restricted stock has vested as a result.

The Compensation Committee lacks discretion regarding the vesting of any performance-based award except where performance criteria are not met due to either:

• corporate acquisitions or dispositions affecting goodwill or

• corporate dispositions resulting in gains or losses

Stock Option and Restricted Stock Grants: Timing and Pricing

The Compensation Committee typically grants stock options and restricted stock to NEOs annually, effective the day of the February Compensation Committee meeting. The exercise price of such stock options is the closing price of our Ordinary Shares as traded on the NYSE on the grant date. NEOs who join the Company after February in a given year may be granted stock options and restricted stock later that year, effective the first business day of the month following the decision to grant the NEO stock options and restricted stock, with an exercise price of such stock options equal to the closing price of our Ordinary Shares as traded on the NYSE on the first business day of the month following the decision to grant the officer stock options. We base the number of shares to be covered by the options granted on a dollar value determined for the NEO using the Black-Scholes valuation methodology based on the stock price at the time that we make the decision to grant the option. We base the number of shares to be covered by a restricted stock grant on the stock price at the time that we make the decision to grant the restricted stock, but we typically adjust that number, upward or downward, to reflect the dollar value determined for the NEO if the share price changes materially between the time we make the decision to grant the stock and the actual day of grant.

How, and by Whom, NEO Compensation Amounts Are Recommended and Approved

The CEO makes recommendations for the Total Direct Compensation of each NEO, other than himself and the Chairman (for the time he served as executive Chairman). The Committee discusses these recommendations with the CEO along with a review of the performance of each NEO as assessed by the CEO. The Committee then approves or disapproves, or recommends modifications to, the Total Direct Compensation for each NEO, as appropriate. The Compensation Committee meets in executive session, i.e. with no management present, to evaluate the performance and determine the Total Direct Compensation of the CEO and the Chairman (for the time he served as executive Chairman). In addition to considering overall Company financial performance in absolute terms compared to plan and prior-year performance, and in relative terms compared to the financial performance of our Financial Performance Peer Group, the Compensation Committee seeks external guidance from Frederic W. Cook & Co., to whom we refer as Cook & Co., which consults exclusively with the Compensation Committee and does not undertake any projects for Company management.

The key financial performance metrics considered by the Compensation Committee are:

• Tangible Book Value Growth Per Share

• Return on Shareholders’ Equity

• After-Tax Operating Income

• Combined Ratio

• One and Three Year Total Shareholder Return (TSR)

For Combined Ratio and After-Tax Operating Income, the Compensation Committee considers the financial performance of only the property and casualty divisions of those companies in the Financial Performance Peer Group that also have substantial life insurance operations.

In addition, the Committee considers individual goals set by the CEO in advance of the calendar year of a more strategic and less financially oriented nature such as geographic expansion into target markets, the launch of new product lines and objectives related to improved operational efficiency.

Roles of Independent Consultants and Our Global Human Resources Officer in Advising the CEO and Compensation Committee on NEO Compensation Determinations

Senior management continues to retain Mercer to assist management in the collection and analysis of relevant market data including compensation and financial performance data for our Compensation Benchmarking and Financial Performance Peer Groups. Mercer also provides guidance on current trends in executive compensation, specifically as they may pertain to CEO and NEO compensation, SEC reporting developments, and accounting and tax regulation changes. Mercer also provides compensation benchmarking for the positions held by our NEOs for consideration by the CEO and the Compensation Committee.

In addition, the Compensation Committee directly retains Cook & Co. to assist it with respect to the compensation of the Chief Executive Officer and the Chairman (while he was executive Chairman). Cook & Co. meets directly with the Compensation Committee to review Company performance, the personal performance of the CEO and the Chairman (while he was executive Chairman), and provides guidance on CEO compensation in the form of proposed compensation ranges for the annual cash bonus and long-term incentive equity award. In addition, Cook & Co. facilitates discussion, reviews peer groups and provides guidance on current trends in executive compensation practices, in general, and CEO compensation practices, specifically. Both Mercer and Cook & Co. also assisted in the design of the performance-based restricted stock program.

The Compensation Committee has the authority to retain and terminate Cook & Co. and to approve their fees and other retention terms.

Annually, Mercer conducts a review of our Compensation Benchmarking Peer Group and provides guidance to the Compensation Committee in the form of proposed changes to the companies in that Peer Group, if appropriate.

Our Global Human Resources Officer further supports the CEO and the Compensation Committee in assembling external market data as prepared by Mercer, gathering and assembling internal compensation information, acting as liaison with Mercer and Cook & Co., and assisting the CEO and the Compensation Committee in further compensation analysis.

Impact of Tax Treatments of Compensation

Under U.S. income tax rules, Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to our CEO and four other NEOs who were executive officers as of the last day of our fiscal year. However, compensation is exempt from this limit if it qualifies as “performance-based compensation.” Performance based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments.

Although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers who may be employed by subsidiaries subject to U.S. income tax, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our compensation objectives may not always be consistent with the requirements for full deductibility, we and our subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

Impact of Accounting Treatment

The Company adopted FAS 123R effective January 1, 2006 and began recognizing expenses related to employee stock options and its employee stock purchase plan. In adopting FAS 123R, the Company applied the modified prospective method and, accordingly, prior period amounts have not been restated. For further information on the impact of FAS 123R, see footnote 4 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Stock Ownership Guidelines for our NEOs

The Company’s long-term incentive plans use equity awards as incentives for employees to enhance the long-term value of the Company and its competitive position. One of the ways in which we pursue this goal is by increasing officer ownership of Company stock, thereby aligning officers’ interests with long-term shareholder interests. The Company established and annually reviews and communicates stock ownership guidelines for officers. The guidelines set stock ownership goals as a multiple of annual base salary as follows:

• Assistant Vice Presidents and Vice Presidents who earn a base salary of $175,000 or more: one times base salary

• Senior Vice Presidents: two times base salary

• Executive Vice Presidents: three times base salary

• Direct reports to the CEO, including all NEOs (other than the CEO) and other operating unit chief executive officers: four times base salary

• CEO: seven times base salary

Shares of vested stock and vested stock options count toward the ownership requirement, as does unvested equity that will vest within 60 days. Shares of restricted stock are valued at the current market price and stock options are valued according to the Black-Scholes valuation methodology. However, as of May 2007, stock options will no longer count toward the ownership requirement. Newly promoted officers and new hires are expected to comply with these ownership guidelines within seven years of employment with the Company. While these ownership guidelines are not mandatory, the officers to whom they are applicable, including NEOs, are strongly urged to comply with them.

The Company also maintains an Employee Stock Purchase Plan, which is described in the “Employee Stock Purchase Plan” section of this proxy statement.

Hedging Prohibitions	The Company Code of Conduct prohibits NEOs from engaging in the following potential hedging strategies with respect to ACE securities:

• Short selling

• Short-term speculation, such as day trading

• Purchases and sales of options involving ACE securities

• Trading in hybrid or derivative securities based on ACE securities, such as straddles, equity swaps or exchange funds, other than securities issued by ACE

Severance Plans

The Committee retained the services of an outside law firm to assist in the development of a Senior Executive Severance Plan, which we refer to as the Severance Plan, that would initially apply to the CEO and may apply, over time, to a select group of other senior officers (including newly hired senior officers) who are nominated by the Compensation Committee for participation in the Severance Plan and who agree to participate. The Severance Plan’s purpose is to assist select senior executives in transitioning to new employment should their tenure with the Company terminate due to circumstances other than performance and to mitigate the distractions caused by the possibility that the executive’s employment may be terminated or that the Company may be the target of an acquisition. The Severance Plan covers involuntary termination or resignation due to a change in control and subsequent diminution of responsibilities or compensation. At present, other than the CEO, there are no NEOs or other participants in the Severance Plan.

In 2006, three NEOs had pre-existing severance agreements with the Company–the Chief Financial Officer, the General Counsel and the Chief Accounting Officer. The General Counsel’s agreement expired on April 1, 2007. The terms of these severance agreements are described in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

Additional information about our severance arrangements, including potential payments to our NEOs upon termination of employment or a change in control, can be found in the “Potential Payments Upon Termination or Change In Control” section of this proxy statement.

Determination of Perquisites

The Company provides selected executives with certain perquisites that are market-competitive. All NEOs receive a car allowance or car lease, executive medical coverage, financial planning services and tax preparation services. Those NEOs who have a primary residence or a second home in Bermuda also receive a car maintenance allowance, a housing allowance and a Company-paid country-club membership. The Company provides these perquisites to remain competitive with other companies, particularly those vying for Bermuda-based executive talent, and these perquisites are viewed as both enabling the Company to effectively compete for executive talent and having retention value. The Compensation Committee reviews executive perquisites annually as part of the annual compensation review process.

CEO Compensation

The CEO’s Total Direct Compensation is determined by the Compensation Committee and approved by the Board of Directors with advice from Cook & Co. and is based on the financial performance of the Company, achievement of non-financial strategic objectives, and his individual performance.

CFO Compensation	The CFO’s Total Direct Compensation is recommended by the CEO, and approved or modified by the Compensation Committee, based on overall Company performance and the CFO’s individual performance.

Dowd Compensation

Mr. Dowd’s Total Direct Compensation is recommended by the CEO, and approved or modified by the Compensation Committee, based on overall Company performance, the performance of the operating units under Mr. Dowd’s management, and Mr. Dowd’s individual performance.

Cusumano Compensation

Mr. Cusumano’s Total Direct Compensation is recommended by the CEO, and approved or modified by the Compensation Committee, based on overall Company performance and Mr. Cusumano’s individual performance.

Medini Compensation	Mr. Medini’s Total Direct Compensation is recommended by the CEO, and approved or modified by the Compensation Committee, based on overall Company performance and Mr. Medini’s individual performance.

Schmalzriedt Compensation

Until Mr. Schmalzriedt’s retirement in September 2006, his compensation was recommended by the CEO and approved or modified by the Compensation Committee based on overall Company performance, the performance of the operating units under Mr. Schmalzriedt’s management, and Mr. Schmalzriedt’s individual performance. Mr. Schmalzriedt received an equity grant in September 2006 based on an assessment of his performance for the period from January to September 2006, representing a pro rata portion of what he would have been granted in February 2007 if he were still an employee then. Similarly, Mr. Schmalzriedt received an annual cash bonus in January 2007 based on his performance in 2006, representing a pro-rata portion of what he would have received in February 2007 if he were still an employee then. Additional information about Mr. Schmalzriedt’s compensation, including his current consulting arrangement with the Company, is provided elsewhere in this proxy statement.

Duperreault Compensation

In light of Mr. Duperreault’s change in role from executive to non-executive Chairman on June 1, 2006, we now compensate Mr. Duperreault solely as a director, with a stipend for serving as non-executive Chairman of the Board. Through the end of May 2006, Mr. Duperreault served as executive Chairman, and we compensated him accordingly in light of the time he committed to that role.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006 and this proxy statement.

The foregoing report has been approved by all members of the Committee.

John A. Krol, Chairman

Mary A. Cirillo

Robert M. Hernandez

Thomas J. Neff

Dermot F. Smurfit

Summary Compensation Table

The following table sets forth compensation for 2006 for our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Evan G. Greenberg, President and Chief Executive Officer, ACE Limited	2006	$1,000,000	$3,600,000	$3,864,018	$2,147,701	$1,221,754	$11,833,473

Philip V. Bancroft, Chief Financial Officer, ACE Limited	2006	$670,000	$680,000	$1,031,017	$274,577	$548,062	$3,203,656

Robert Cusumano, General Counsel and Secretary, ACE Limited	2006	$500,000	$600,000	$392,102	$147,059	$472,668	$2,111,829

Brian E. Dowd, Chief Executive Officer, Insurance—North America	2006	$625,000	$950,000	$1,049,213	$778,634	$200,984	$3,603,831

Paul Medini, Chief Accounting Officer, ACE Limited	2006	$400,000	$400,000	$314,388	$80,559	$439,405	$1,634,352

Brian Duperreault, Chairman, ACE Limited (Retired)	2006	$603,750	$2,000,000	$3,104,962	$1,052,004	$1,101,346	$7,862,062

Gary Schmalzriedt, Chairman, ACE Overseas General (Retired)	2006	$487,500	$450,000	$2,533,598	$1,089,009	$383,566	$4,943,673

(1)	This column discloses the expense recognized in 2006 in accordance with FAS 123R for restricted stock awarded in 2006 and prior years. This column includes time-based and performance-based restricted stock. For information on performance targets and vesting, see “Compensation Discussion and Analysis—Performance-Based Restricted Stock Vesting.” For valuation assumptions used to compute such expense, see footnote 4 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. Additional detail regarding restricted stock awards made in 2006 is provided in the Grants of Plan-Based Awards table elsewhere in this proxy statement.

(2)	This column discloses the expense recognized in 2006 in accordance with FAS 123R for stock options awarded in 2006 and prior years. For valuation assumptions used to compute such expense, see footnote 4 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. Additional detail regarding stock option awards made in 2006 is provided in the Grants of Plan-Based Awards table elsewhere in this proxy statement.

(3)	As detailed in the table below, this column includes:

•	Perquisites and other personal benefits

•

These consist of housing allowances, personal use of the Company aircraft, relocation expenses and miscellaneous other benefits, including club memberships, private drivers, financial planning, car allowance or car lease, car maintenance allowance, home security and long service awards.

•

Housing allowances are provided to Messrs. Greenberg, Bancroft, Cusumano and Medini because these individuals are required to maintain a secondary residence in Bermuda. In addition, a housing allowance was provided to Mr. Schmalzriedt for his residence in New York prior to his retirement.

•

We calculate our incremental cost for personal use of corporate aircraft based on our variable operating costs, including fuel, crew travel, landing/ramp fees, catering, international handling, global data communications and proportional share of lease costs. We include in this table amounts for personal use of corporate aircraft by all NEOs who make personal use of the corporate aircraft, although the Board of Directors requires Mr. Greenberg and, prior to his retirement, Mr. Duperreault, to use corporate aircraft for all travel whenever practicable for security reasons. For all other NEOs, personal use of the corporate aircraft was limited to space available on normally scheduled management business flights.

•	The Company reimburses the NEOs for the following taxes (referred to in the table below as Tax Gross-Up):

•	In the case of the NEOs who receive housing allowances, taxes incurred on housing allowances.

•	In the case of Mr. Greenberg and, prior to his retirement, Mr. Duperreault, taxes incurred on corporate aircraft use.

•	In the case of Mr. Dowd, taxes incurred on imputed income related to interest forgiven on a note (further described above in “Corporate Governance—What Related Person Transactions Do We Have?”).

•

In the case of our Bermuda-based NEOs (that is, Messrs. Greenberg, Bancroft, Cusumano, Medini and Duperreault), taxes incurred due to the Company’s payment of such NEOs’ portion of Social Security and Medicare taxes, to which they are subject when they work within the United States.

•	Our contributions to retirement plans

•	These consist of discretionary and non-discretionary employer contributions for 2006. The discretionary employer contributions for 2006 have been calculated and will be paid in April 2007.

Name and Principal Position	Year	Housing Allowance	Private Jet Usage	Interest Forgiven on Loans	Misc. Other Benefits	Tax Gross-Up	Retirement Plan Contribution
Evan G. Greenberg	2006	$264,000	$279,280	—	$29,155	$214,668	$434,651
Philip V. Bancroft	2006	$216,000	$2,553	—	$38,498	$113,212	$177,800
Robert Cusumano	2006	$204,000	$10,748	—	$27,420	$90,500	$140,000
Brian E. Dowd	2006	—	$7,164	$14,694	$16,805	$7,649	$150,015
Paul Medini	2006	$206,000	$566	—	$31,534	$99,805	$101,500
Brian Duperreault	2006	$125,000	$343,601	—	$75,559	$131,186	$426,000
Gary Schmalzriedt	2006	$118,579	—	—	$27,416	$107,071	$130,500

Employment Arrangements

We employ Mr. Greenberg pursuant to an offer letter dated October 29, 2001 that provided for an annual salary and living allowance with an annual discretionary cash and long-term incentives. His base salary is annually adjusted as described in “Compensation Discussion and Analysis.” The offer letter also provided for customary executive benefits such as participation in our current benefit plans, a housing allowance, a car loan and allowance and a club membership.

Until Mr. Duperreault’s retirement as an employee of the Company on June 1, 2006, we had employed him pursuant to an agreement dated as of October 1, 1994 that provided for a base salary that was subject to increase. At the time of his retirement, Mr. Duperreault’s base salary plus living allowance was $600,000 per year, prorated for partial year service. The agreement also provided for an annual discretionary bonus and permitted Mr. Duperreault to participate in our benefit plans. The agreement also provided Mr. Duperreault with customary executive benefits, including participation in our retirement plan, our supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to our other senior executives. Pursuant to the agreement, Mr. Duperreault agreed not to engage in any activity in Bermuda or the Cayman Islands for a period of 12 months following termination of his employment with us that would compete with any business we conduct or which we were actively developing during the term of Mr. Duperreault’s employment.

On May 17, 2006, we provided a letter agreement to Mr. Duperreault setting forth his compensation arrangements for his transition from executive Chairman to non-executive Chairman of the Board of Directors, effective as of June 1, 2006. Our Board authorized a $2,000,000 cash bonus in recognition of Mr. Duperreault’s role as executive Chairman for the first five months of 2006. Mr. Duperreault’s total cash compensation for 2006, including salary and bonus for service as an executive officer prior to June 1, 2006 and fees for service as a director thereafter, inclusive of Board fees and a stipend for service as non-executive Chairman, was $2,603,750. Mr. Duperreault will receive fees in 2007 for his service as a director and non-executive Chairman through our Annual General Meeting at the annualized rate of $630,000, prorated for partial year service. Following our Annual General Meeting, Mr. Duperreault will receive compensation as a director on the same basis as provided to other directors, as described in “Director Compensation.” Now that Mr. Duperreault has retired as an executive officer, Mr. Duperreault is no longer eligible for annual cash incentives or long-term incentive awards given to our officers. We provided Mr. Duperreault with the opportunity to purchase medical coverage and convert his life insurance coverage to individual coverage. His current retirement funding benefits, such as the Company contribution, the Company match and the discretionary contribution, ceased at the end of May 2006. Similarly, Mr. Duperreault’s executive perquisites ended as of the end of May 2006. Mr. Duperreault’s personal use of the corporate aircraft is limited to space available on normally scheduled management business flights with no authority to requisition the aircraft. We will provide Mr. Duperreault with administrative support and office space for up to five years after he steps down as non-executive Chairman.

We employ Mr. Bancroft pursuant to an offer letter dated October 31, 2001 that provided for an annual salary with an annual discretionary cash and long-term incentives. His annual base salary is adjusted annually as described in the “Compensation Discussion and Analysis.” The offer letter also provided for customary executive benefits such as participation in our current benefit plans, a housing allowance, a car loan and allowance and a club membership.

We employ Mr. Cusumano pursuant to an offer letter dated February 25, 2005 that provided for an annual compensation target of $2,000,000 with a base salary of $500,000 per year. His annual base salary is adjusted annually as described in the “Compensation Discussion and Analysis.” The offer letter provided for Mr. Cusumano to participate in our discretionary bonus program based on individual and Company performance. The offer letter also provided that Mr. Cusumano is eligible to participate in our long-term incentive plan, but at the discretion of the Board of Directors. Under the terms of the offer letter, Mr. Cusumano is eligible to participate in all benefit plans offered to our senior executive group and specified perquisites such as housing and car allowances and club dues.

Mr. Medini is employed pursuant to an offer letter dated April 7, 2003. Mr. Medini is eligible to participate in all benefits plans offered to our senior executive group. His annual base salary is adjusted annually as described in the “Compensation Discussion and Analysis.”

In connection with Mr. Schmalzriedt’s retirement on September 30, 2006, one of our subsidiaries entered into a consulting services agreement with GTS Consulting, LLC, which is owned by Mr. Schmalzriedt. Under this agreement, GTS Consulting, through Mr. Schmalzriedt, provides consulting services to us, as requested by us and agreed to by Mr. Schmalzriedt. The term of this consulting agreement is from October 1, 2006 through September 30, 2007. The consulting services relate to duties and responsibilities prescribed from time to time by our Board of Directors and/or our CEO, to matters for which Mr. Schmalzriedt was responsible in connection with his former position with the Company and to the establishment and operation of a training program. As consideration for the consulting services, GTS Consulting will receive $100,000, payable quarterly, plus reasonable out-of-pocket expenses. In addition, Mr. Schmalzriedt’s unvested stock options will continue to vest in accordance with the terms of the awards under applicable long-term incentive plans, and his restricted stock will continue to vest during the term of his consulting agreement. We may terminate the consulting agreement with or without cause at our discretion and convenience at any time prior to September 30, 2007 by giving 30 days’ prior written notice. In addition, we may terminate the consulting agreement immediately for cause without prior written notice. In the event that we terminate the consulting agreement for cause, all consideration to be paid pursuant to the consulting agreement ceases as of the termination date. If we terminate the consulting agreement without cause, we are still obligated to provide the consideration described above. GTS Consulting and Mr. Schmalzriedt are subject to confidentiality obligations and a covenant not to compete with us during the term of the consulting agreement. We have agreed to indemnify Mr. Schmalzriedt for claims and liabilities in connection with the consulting services.

Employee Stock Purchase Plan

We maintain a broad based employee stock purchase plan, which gives our eligible employees the right to purchase our Ordinary Shares through payroll deductions at a purchase price that reflects a 15 percent discount to the market price of our Ordinary Shares. No participant may purchase more than $25,000 in value of Ordinary Shares under this plan in any calendar year. Messrs. Cusumano, Dowd and Medini participated in the employee stock purchase plan in 2006.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements are in furtherance of our Articles which require us to indemnify our directors and officers to the fullest extent permitted by law. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of our directors or officers or is or was a director, officer, employee or agent of another entity at our request or relating to anything done or not done by the indemnitee in such a capacity, including indemnification relating to the government investigation of industry practices. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. The indemnification agreements set forth procedures relating to indemnification claims. To the extent we maintain general and/or directors’ and officers’ liability insurance, the agreements provide that the indemnitee shall be covered by such policies to the maximum extent of the coverage available for any of our directors or officers.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the NEOs during the calendar year ended December 31, 2006. Because the Compensation Committee made plan-based awards at its February 28, 2007 meeting which it intended as compensation for 2006, we have included those grants in this table along with grants made during 2006.

Name	Grant Date (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards; Number of Shares of Stock or Units (3)	All Other Option Awards; Number of Securities Underlying Options (4)	Exercise or Base Price of Option Award	Grant Date Fair Value of Equity Incentive Plan Awards (5)
		Target	Maximum
Evan G. Greenberg	February 28, 2007	25,000	50,000	74,700		$56.14	$5,597,158
	February 28, 2007				134,000	$56.14	$2,583,520
	February 22, 2006	20,200	40,400	60,500		$56.40	$4,551,480
	February 22, 2006				108,600	$56.40	$2,290,374

Philip V. Bancroft	February 28, 2007	5,010	10,020	15,030		$56.14	$1,125,046
	February 28, 2007				16,700	$56.14	$321,976
	February 22, 2006	4,750	9,500	14,200		$56.40	$1,068,780
	February 22, 2006				15,800	$56.40	$333,222

Robert Cusumano	February 28, 2007	4,010	8,020	12,030		$56.14	$900,486
	February 28, 2007				13,360	$56.14	$257,581
	February 22, 2006	3,325	6,650	9,975		$56.40	$750,120
	February 22, 2006				11,100	$56.40	$234,099

Brian E. Dowd	February 28, 2007	6,680	13,360	20,040		$56.14	$1,500,061
	February 28, 2007				22,260	$56.14	$429,173
	February 22, 2006	5,000	10,000	14,950		$56.40	$1,125,180
	February 22, 2006				116,600	$56.40	$2,459,094

Paul Medini	February 28, 2007			6,680		$56.14	$375,015
	February 28, 2007				5,570	$56.14	$107,390
	February 22, 2006			5,700		$56.40	$321,480
	February 22, 2006				4,850	$56.40	$82,062

Brian Duperreault	February 22, 2006	10,100	20,200	30,300		$56.40	$2,278,560
	February 22, 2006				54,300	$56.40	$1,145,187

Gary Schmalzriedt (6)	September 29, 2006			13,700		$54.73	$749,801
	September 29, 2006				11,430	$54.73	$228,371
	February 22, 2006	5,000	10,000	14,950		$56.40	$1,125,180
	February 22, 2006				16,600	$56.40	$313,408
	February 23, 2005 (7)					$44.48	$206,323
	February 25, 2004 (7)					$43.56	$211,544

(1)	The Compensation Committee intended awards granted in February 2006 as compensation for 2005. Therefore, we also disclosed these awards in our 2006 proxy statement. As stated above, the Compensation Committee intended awards granted in February 2007 as compensation for 2006.

(2)	The terms of the performance awards, including the performance criteria for vesting, are described in “Compensation Discussion and Analysis—Performance-Based Restricted Stock Vesting.” The Target column of this table corresponds to Target Awards, and the Maximum column refers to the maximum possible Premium Awards. During the restricted period, the NEOs are entitled to vote both the time-based and performance-based restricted stock and to receive dividends.

(3)	Restricted stock vests on the first, second, third and fourth anniversary dates of the grant.

(4)	Stock options vest on the first, second and third anniversary dates of the grant, except that 100,000 of the stock options awarded to Mr. Dowd in 2006 vest on the fifth anniversary of the grant date.

(5)	This column discloses the aggregate grant date fair market value computed in accordance with FAS 123R. For all assumptions used in the valuation, see footnote 4 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(6)	As part of the consideration for the consulting services provided by Mr. Schmalzriedt pursuant to the consulting agreement described in “Executive Compensation—Employment Arrangements,” the unvested options held by Mr. Schmalzriedt on his retirement date will continue to vest in accordance with, and will remain subject to, the terms and conditions of the awards under the applicable long-term incentive plans. As a result, these unvested options converted from incentive stock options to non-qualified stock options on Mr. Schmalzriedt’s retirement date. Also as part of the consideration for Mr. Schmalzriedt’s consulting services, the restricted stock held by Mr. Schmalzriedt on his retirement date will continue to vest during the term of the consulting agreement as though Mr. Schmalzriedt’s termination of employment occurred on the last day of the term of the consulting agreement, provided that Mr. Schmalzriedt continues to satisfactorily perform the consulting services.

On September 29, 2006, in recognition for Mr. Schmalzriedt’s service as an employee during the first nine months of the year, we awarded Mr. Schmalzriedt 11,430 stock options. These options will vest on the first, second and third anniversaries of the grant date and will expire on the tenth anniversary of the grant date. On the same date, Mr. Schmalzriedt also received 13,700 shares of restricted stock. These shares will vest on the first, second, third and fourth anniversaries of the grant date.

(7)	The continued vesting of unvested options held by Mr. Schmalzriedt on his retirement date described in footnote 6 to this table is considered a Type III modification under FAS 123R. As a result, the unvested options were revalued at September 29, 2006. The incremental value is reflected in the Grant Date Fair Value column in this table.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2006.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Evan G. Greenberg	100,000	—		$36.40	11/15/2011
	40,000 100,000 100,000 53,333 — 46,666 —	— 150,000 — 26,667 100,000 93,334 108,600	$ $ $ $ $ $ $	43.90 27.57 32.58 43.56 41.50 44.48 56.40	02/28/2012 02/27/2013 08/06/2013 02/25/2014 05/27/2014 02/23/2015 02/22/2016
						146,250	$8,858,363	37,450	$2,268,347

Philip V. Bancroft	45,000	—		$38.45	12/03/2011
	50,000 20,000 7,000 —	— 10,000 14,000 15,800	$ $ $ $	27.57 43.56 44.48 56.40	02/27/2013 02/25/2014 02/23/2015 02/22/2016
						50,700	$3,070,899	4,750	$287,708

Robert Cusumano	3,333 —	6,667 11,100	$ $	39.93 56.40	04/01/2015 02/22/2016
						13,725	$831,323	3,325	$201,395

Brian E. Dowd	15,000	—		$29.63	11/12/2008
	16,500	—		$36.30	02/22/2011
	35,000 28,000 18,000 7,333 —	50,000 — 9,000 14,667 116,600	$ $ $ $ $	43.90 27.57 43.56 44.48 56.40	02/28/2012 02/27/2013 02/25/2014 02/23/2015 02/22/2016
						50,075	$3,033,043	5,000	$302,850

Paul Medini	10,000 5,466 2,000 416 —	— 2,734 4,000 834 4,850	$ $ $ $ $	36.54 43.56 44.48 39.93 56.40	11/03/2013 02/25/2014 02/23/2015 04/01/2015 02/22/2016
						15,757	$954,401

Brian Duperreault	120,000	—		$29.63	11/12/2008
	170,000	—		$19.31	11/18/2009
	454,000	—		$36.30	02/22/2011
	220,000 181,372 106,666 28,000 —	— — 53,334 56,000 54,300	$ $ $ $ $	43.90 27.57 43.56 44.48 56.40	02/28/2012 02/27/2013 02/25/2014 02/23/2015 02/22/2016
						132,050	$7,998,269	27,350	$1,656,590

Gary Schmalzriedt	30,000 38,500 60,000 48,000 15,000 18,000 7,333 — —	— — — — — 19,000 14,667 16,600 11,430	$ $ $ $ $ $ $ $ $	28.06 36.30 43.90 27.57 32.58 43.56 44.48 56.40 54.73	07/02/2009 02/22/2011 02/28/2012 02/27/2013 08/06/2013 02/25/2014 02/23/2015 02/22/2016 09/29/2016
						64,900	$3,930,993	5,000	$302,850

(1)	Based on the closing market price of our Ordinary Shares on December 29, 2006 of $60.57 per share.

Contingent on continued employment and, in some circumstances, satisfaction of specified performance targets, the vesting dates for the awards described in the Outstanding Equity Awards at Fiscal Year End table are as follows:

Name	Vest Date	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (1)
Evan G. Greenberg	2/22/2007	36,200	15,125	5,050
	2/23/2007	46,667	14,000	5,750
	2/25/2007	26,667	15,000
	2/27/2007		13,750
	2/22/2008	36,200	15,125	5,050
	2/23/2008	46,667	14,000	5,750
	2/25/2008		15,000
	2/27/2008	150,000
	2/22/2009	36,200	15,125	5,050
	2/23/2009		14,000	5,750
	5/27/2009	100,000
	2/22/2010		15,125	5,050

Philip V. Bancroft	2/22/2007	5,266	3,550	1,187
	2/23/2007	7,000	6,250
	2/25/2007	10,000	5,750
	2/27/2007		6,250
	2/22/2008	5,267	3,550	1,187
	2/23/2008	7,000	6,250
	2/25/2008		5,750
	2/22/2009	5,267	3,550	1,188
	2/23/2009		6,250
	2/22/2010		3,550	1,188

Robert Cusumano	4/1/2007	3,333	1,250
	2/22/2007	3,700	2,493	831
	4/1/2008	3,334	1,250
	2/22/2008	3,700	2,494	831
	4/1/2009		1,250
	2/22/2009	3,700	2,494	831
	2/22/2010		2,494	832

Brian E. Dowd	2/22/2007	5,533	3,737	1,250
	2/23/2007	7,333	6,500
	2/25/2007	9,000	5,000
	2/27/2007		5,625
	2/28/2007	50,000
	2/22/2008	5,533	3,737	1,250
	2/23/2008	7,334	6,500
	2/25/2008		5,000
	2/22/2009	5,534	3,738	1,250
	2/23/2009		6,500
	2/22/2010		3,738	1,250
	2/22/2011	100,000

Name	Vest Date	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (1)
Paul Medini	2/22/2007	1,616	1,425
	2/23/2007 2/25/2007 4/1/2007 11/3/2007	2,000 2,734 417	1,825 1,525 94 1,250
	2/22/2008 2/23/2008 2/25/2008	1,617	1,425 1,825 1,525
	4/1/2008 2/22/2009 2/23/2009 4/1/2009 2/22/2010	417 1,617 2,000	94 1,425 1,825 94 1,425

Brian Duperreault	2/22/2007	18,100	7,575	2,525
	2/23/2007 2/25/2007 2/27/2007	28,000 53,334	8,500 30,000 16,250	5,750
	2/22/2008	18,100	7,575	2,525
	2/23/2008 2/25/2008	28,000	8,500 30,000	5,750
	2/22/2009 2/23/2009 2/22/2010	18,100	7,575 8,500 7,575	2,525 5,750 2,525

Gary Schmalzriedt	2/22/2007	5,532	3,737	1,250
	2/23/2007 2/25/2007 2/27/2007	7,333 19,000	6,750 5,000 6,000
	9/29/2007	3,810	3,425
	2/22/2008 2/23/2008 2/25/2008	5,532 7,334	3,737 6,750 5,000	1,250
	9/29/2008	3,810	3,425
	2/22/2009 2/23/2009	5,536	3,738 6,750	1,250
	9/29/2009	3,810	3,425
	2/22/2010 9/29/2010		3,738 3,425	1,250

(1)	The vesting date for the securities specified in this column is the later of (a) the “Vest Date” specified for such securities in this table and (b) the date when the Compensation Committee formally confirms vesting pursuant to the process further described in “Compensation Discussion and Analysis—Performance-Based Restricted Stock Vesting.” For additional information on performance measures, see footnote 2 to the Grants of Plan-Based Awards table.

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises by, and vesting of restricted stock awards of, our NEOs during 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Evan G. Greenberg	—	—	51,000	$2,825,208
Philip V. Bancroft	—	—	18,250	$1,017,825
Robert Cusumano	—	—	1,250	$65,013
Brian E. Dowd	10,500	$320,145	20,875	$1,164,248
Paul Medini	—	—	4,693	$261,970
Brian Duperreault	11,628	$217,372	73,000	$4,045,463
Gary Schmalzriedt	—	—	22,750	$1,268,898

(1)	The value of an option is the difference between (a) the fair market value of one of our Ordinary Shares on the exercise date and (b) the exercise price of the option.
(2)	The value of a share of restricted stock upon vesting is the fair market value of one of our Ordinary Shares on the vesting date.

Nonqualified Deferred Compensation

The following table sets forth information about nonqualified deferred compensation of our NEOs.

	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)
Evan G. Greenberg	$203,143	$405,943	$293,342	$3,855	$3,030,256
Philip V. Bancroft	$63,000	$151,400	$200,516	$1,129	$1,264,308
Robert Cusumano	$85,000	$117,800	$27,726	—	$269,721
Brian E. Dowd	$107,500	$123,223	$159,573	—	$2,541,992
Paul Medini	$30,300	$75,100	$45,327	$1,122	$364,253
Brian Duperreault	$210,500	$410,300	$558,632	$2,463	$7,158,700
Gary Schmalzriedt	$93,750	$107,300	$285,111	—	$4,976,261

(1)	The amounts shown in this column are also included in the Summary Compensation Table for 2006 in the Salary column.
(2)	The amounts shown in this column are also included in the Summary Compensation Table for 2006 in the All Other Compensation column.
(3)	The amounts shown in this column are not included in the Summary Compensation Table for 2006.
(4)	Of the totals shown in this column, the following amounts are also included in the Summary Compensation Table for 2006: Evan Greenberg ($609,086), Philip V. Bancroft ($214,400), Robert Cusumano ($202,800), Brian E. Dowd ($230,723), Paul Medini ($105,400), Brian Duperreault ($620,800), and Gary Schmalzriedt ($201,050).

ACE Limited and ACE INA Holdings, Inc. sponsor a total of five nonqualified deferred compensation plans in which the NEOs participate. Four of these plans—The ACE Limited Supplemental Retirement Plan, The ACE Limited Elective Deferred Compensation Plan, The ACE USA Supplemental Employee Retirement Savings Plan, and The ACE USA Officers Deferred Compensation Plan—are unfunded nonqualified plans designed to benefit employees who are highly compensated or part of a select group of management. ACE Limited and ACE INA Holdings, Inc. set aside assets in rabbi trusts to fund the obligations under these four plans. The funding (inclusive of investment returns) of the rabbi trusts attempts to mirror the participants’ hypothetical investment choices made under each plan.

Participants in the ACE Limited and ACE USA Supplemental Plans may contribute to such plans only after their contributions to tax-qualified plans are capped under one or more Internal Revenue Code provisions.

Participants in the ACE Limited or ACE USA Deferred Compensation Plans may defer additional amounts of salary or bonuses with deferred amounts credited to these plans. Up to 50 percent of salary and up to 100 percent of cash bonuses are eligible for deferral under the ACE USA Officers Deferred Compensation Plan, while the ACE Limited Elective Deferred Compensation Plan permits deferral of up to 100 percent of salary, minus payroll taxes and other payroll obligations, and up to 100 percent of cash bonuses. NEOs are not treated differently from other participants under these plans.

The fifth nonqualified plan, the ACE Limited Bermuda National Pension Scheme Plan, which we refer to as the NPS Plan, is a funded nonqualified retirement plan in which participation is mandated by the Bermuda legislature for all employees who are citizens of Bermuda or spouses of citizens. Contributions to the NPS Plan are invested at the participants’ direction among the investment alternatives offered under the NPS Plan. Under Bermuda law, contributions are required on compensation up to (but not above) $200,000.

For more information on our nonqualified deferred compensation plans, see the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control–Non-Qualified Retirement Plans and Deferred Compensation Plans.”

Potential Payments Upon Termination or Change in Control

The table set forth below contains estimates of potential payments to each of our NEOs (other than our retired NEOs) upon termination of employment or a change in control under current employment arrangements and other compensation programs, assuming the termination or change of control event occurred on December 31, 2006. Following the table we have provided a brief description of such employment arrangements and other compensation programs.

Name	Cash Severance		Medical Continuation (1)		Retirement Plan Continuation (2)		Value of Accelerated or Continued Equity and Performance Awards (3)
Evan G. Greenberg Separation without cause Change in control Separation for cause Retirement Death or disability	$ $	7,933,333 11,860,333 — — —	$ $	35,989 53,983 — — —		— — — — —	$ $ $	14,693,710 20,391,921 — — 20,391,921

Philip V. Bancroft (4) Separation without cause Change in control Separation for cause Retirement Death or disability	$ $	1,340,000 1,340,000 — — —	$ $	47,957 47,957 — — —	$ $	160,800 160,800 — — —	$ $ $	2,845,365 3,819,853 — — 3,819,853

Robert Cusumano Separation without cause Change in control Separation for cause Retirement Death or disability		— — — — —		— — — — —		— — — — —	$ $ $	1,216,612 1,216,612 — — 1,216,612

Brian E. Dowd Separation without cause Change in control Separation for cause Retirement Death or disability		— — — — —		— — — — —		— — — — —	$ $	— 5,044,697 — — 5,044,697

Paul Medini Separation without cause Change in control Separation for cause Retirement Death or disability	$ $	400,000 400,000 — — —	$ $	21,716 21,716 — — —	$ $	48,000 48,000 — — —	$ $	— 1,102,705 — — 1,102,705

(1)	The value of medical continuation benefits is based on the medical insurance premium rates payable by the Company and applicable to the NEOs as of year-end 2006.
(2)	The value of retirement plan continuation benefits is based on employer matching contributions (assuming maximum employee contributions) and employer non-discretionary contributions, in each case, in accordance with the relevant plans as in effect at year-end 2006.
(3)	Based on the closing market price of our Ordinary Shares on December 29, 2006 of $60.57 per share.
(4)	Mr. Bancroft’s severance agreement provides that nothing in the agreement shall limit or replace the compensation or benefits payable to him, or otherwise adversely affect his rights, under any other benefit plan, program or agreement to which he is a party. Accordingly, the Value of Accelerated Equity and Performance Awards has been calculated for Mr. Bancroft based on the terms of the applicable awards, which are more generous in this regard than is Mr. Bancroft’s severance agreement.

Severance Plan

At the present time, our CEO is the only participant in the Severance Plan, although in the future other senior officers designated by our CEO and approved by the Compensation Committee may be invited to participate. Under the Severance Plan, if we terminate a participant’s employment without cause, the participant will receive a lump sum cash payment equal to 200 percent, in the case of the CEO, and 100 percent, in the case of any other participant, of such officer’s current annual base salary and average of the bonuses paid for the prior three years. In addition, when we terminate employment without cause, the Severance Plan provides for

•	continued vesting of equity-based compensation for two years, in the case of the CEO, and one year, in the case of any other participant;

•	continued exercisability of stock options for the earlier of three years or the option’s scheduled expiration date; and

•	continuation of health coverage for 24 months for the CEO and 12 months for any other participant.

In the event of a change in control, all equity-based compensation held by a participant in the Severance Plan will immediately vest. In addition, if we terminate the participant’s employment without cause or if the participant terminates his employment for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control, the Severance Plan provides for

•

a lump sum cash payment equal to 299 percent, in the case of CEO, and 200 percent, in the case of any other participant, of the sum of the current annual base salary and average of the bonuses paid to the participant for the prior three years;

•	continued exercisability of stock options for the earlier of three years or the option’s scheduled expiration date; and

•	continuation of health coverage for 36 months for the CEO and 24 months for any other participant.

All participants in the Severance Plan are required to sign a waiver and release to receive benefits and must agree to a 12-month non-competition period as well as an agreement not to solicit clients, customers or employees for specified periods ranging between 12 and 24 months.

A “change in control” under the Severance Plan occurs when

•	any person becomes a beneficial owner of 50 percent or more of the voting stock of the Company;

•

the majority of the Board consists of persons other than directors in office on the effective date of the Severance Plan, who we refer to as the Incumbent Directors; provided that any person becoming a director after the effective date of the Severance Plan whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

•	the Company adopts any plan of liquidation providing for distribution of all or substantially all of its assets;

•

all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction, unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; or

•

the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company. We exclude from this calculation the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company.

A termination by the participant for good reason is generally deemed to occur if within 60 days prior to the separation date and without the participant’s consent, there is

•	a material adverse diminution of the participant’s titles, authority, duties or responsibilities;

•	a reduction in the participant’s base salary or annual bonus opportunity; or

•	a failure by the Company to obtain the assumption in writing of its obligations under the Severance Plan by the Company’s successor in a change in control transaction.

Mr. Bancroft’s Severance Agreement

We have a severance agreement with Mr. Bancroft which provides him with severance benefits in the event that

•	the Company involuntarily terminates his employment for other than cause, death or disability;

•	Mr. Bancroft resigns voluntarily due to a significant reduction in his responsibilities, compensation or a Company required relocation;

•

a change in control occurs and the Company involuntarily terminates Mr. Bancroft’s employment or Mr. Bancroft voluntarily terminates his employment as described above within 6 months prior or 24 months after the change in control; or

•	the Company involuntarily terminates Mr. Bancroft’s employment or Mr. Bancroft voluntarily terminates his employment as described above during a threatened change in control.

Under these circumstances, Mr. Bancroft will be entitled to receive his current salary, and to participate in Company benefit plans, for 24 months. Restricted stock and options held by Mr. Bancroft at the time of such termination will continue to vest in accordance with the vesting schedule of the plan under which the award was made for 24 months following termination of employment, unless Mr. Bancroft commences new employment prior to the end of the 24 month period, in which case continued vesting shall cease on the date of his new employment. If tax counsel determines that the benefits under the severance agreement are excess parachute payments under the Internal Revenue Code generating excise tax liability, in some circumstances the benefits payable to Mr. Bancroft under the severance agreement will be reduced. Mr. Bancroft has agreed that while he is employed at the Company and for two years following his termination of employment, he will not attempt to induce any officer, employee, customer or client of the Company to terminate its association with the Company. If he breaches this agreement, the compensation and benefits to him shall cease.

A change in control under Mr. Bancroft’s severance agreement is generally deemed to occur when:

•	any person becomes the beneficial owner of 50 percent or more of the outstanding shares of the Company or 50 percent or more of the voting securities of the Company;

•

shareholders of the Company approve, and governmental consent is obtained, if necessary, for, a reorganization, merger, consolidation, complete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction, unless the shareholders immediately prior to such transaction continue to represent at least 50 percent of the outstanding common stock of the Company or the surviving entity or parent or affiliate immediately after such transaction; or

•

a majority of the Board consists of persons other than directors in office on the effective date of the agreement, to whom we refer as the Incumbent Board; provided that any person becoming a director after the effective date of the agreement whose election or nomination was approved by at least a majority of the Incumbent Board shall be considered to be part of the Incumbent Board.

A resignation with “good reason” under Mr. Bancroft’s severance agreement means a resignation due to

•

a significant reduction of the employee’s responsibilities, title or status resulting from a formal change in such title or status or from the assignment to the employee of any duties inconsistent with his title, duties or responsibilities; or

•	a reduction in the employee’s compensation or benefits.

Other Severance Arrangements

Under the terms of Mr. Cusumano’s offer letter, if his employment with the Company terminates for reasons other than for cause, i.e. termination without cause or voluntary resignation, prior to April 1, 2007, all awards of restricted stock and options will vest immediately.

Under the terms of Mr. Medini’s offer letter, Mr. Medini is currently entitled to receive a maximum of 12 months continuation of salary and benefits in the event his employment is terminated for other than cause. However any amount payable by us will be mitigated or reduced by any other compensation received from alternative employment or consultation during this period.

Non-Qualified Retirement Plans and Deferred Compensation Plans

All the NEOs participate in one or more non-qualified defined contribution retirement plans or deferred compensation plans through an ACE employer. Under the ACE Limited Elective Deferred Compensation Plan, as amended to comply with Internal Revenue Code section 409A, a change in control is a distributable event. A change in control under the current provisions of the other plans discussed below will not result in a distributable event in and of itself. Further, whether an NEO’s termination is with or without cause does not impact entitlement to benefits under the ACE Limited Elective Deferred Compensation Plan or the other plans. Below is an overview of each plan.

The ACE Limited Supplemental Retirement Plan is a non-qualified retirement plan for higher-paid Bermuda-based employees. Contributions to this plan are made where Internal Revenue Code provisions limit the amount of contributions that these employees may make or have made on their behalf to the qualified ACE Limited Employee Retirement Plan. Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, non-discretionary 6 percent employer contribution and any discretionary employer contributions that would have been made under the ACE Limited Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions. A participant does not vest in the employer contributions under this supplemental plan until he or she has completed one year of service. The plan generally does not permit distributions until the participant both has terminated employment and attained age 55. If a participant terminates employment at any age and his or her account balance under the plan is less than $60,000, however, then the plan currently requires that the participant receive his or her distribution from the plan at the same time that the participant receives the distribution of his or her account balance under the ACE Limited Employee Retirement Plan, although Internal Revenue Code section 409A requires that we change this rule by January 1, 2008.

The ACE Limited Elective Deferred Compensation Plan is a deferred compensation plan for Bermuda-based employees that permits them to defer the receipt of a portion of their compensation. The plan also credits contributions that would have been made to the ACE Limited Employee Retirement Plan, the ACE Limited Supplemental Retirement Plan or the NPS Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans. Participants generally receive distribution of their plan account balance in a lump sum upon termination of employment. Participants may instead elect to receive distributions at a specified date while still employed or at termination of employment, and they may elect whether they want to receive a lump sum or periodic payments. Participants make the election regarding form and time of payment at the same time that they elect to defer compensation. Participants may elect a different distribution date and payment form each time they elect to defer compensation, and the new date and payment form will apply to the compensation which is the subject of the new deferral election. The plan requires payment to be made to a participant in a lump sum upon the participant’s death or disability, as defined under the plan, overriding any other election made under the plan. For plan amounts subject to Internal Revenue Code section 409A, the plan requires distributions to be made upon a change in control regardless of the participants’ distribution elections and regardless of whether the participant’s employment has terminated. Under the plan, a change in control occurs when a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors prior to the date of the appointment or election. In addition, a change in control occurs when any of the following events occurs with respect to an ACE company which either employs the participant, is obligated to make plan payments to the participant, or is either the majority shareholder or is in a chain of corporations comprising the majority shareholder of the ACE company:

•

any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation;

•

any one person, more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or

•

any one person, or more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The ACE USA Supplemental Employee Retirement Savings Plan is a non-qualified retirement plan for a select group of U.S.-based employees who are generally higher paid. Contributions to this plan are made where Internal Revenue Code provisions limit the contributions of these employees under one or both U.S. qualified plans, the ACE USA Employee Retirement Savings Plan and the ACE USA Basic Employee Retirement Savings Plan. Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and any discretionary employer contributions that would have been made under the ACE USA Employee Retirement Savings Plan and the non-discretionary 6 percent employer contribution that would have been made under the ACE USA Basic Employee Retirement Savings Plan but for the limits imposed by the Internal Revenue Code. A participant does not vest in the employer contributions under this supplemental plan until he or she has completed two years of service. The plan does not permit distributions until a participant terminates employment, and the plan generally makes the distribution in January of the year following the participant’s termination of employment, subject to restrictions imposed by Internal Revenue Code section 409A. The plan makes distributions to a participant after termination of employment, regardless of the age of the participant or reason for termination.

Beginning in 2007, ACE will not make employer contributions until the end of the year and only for those participants who remain employed with ACE on December 31.

The ACE USA Officers Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of U.S.-based employees who are generally higher paid that permits them to defer the receipt of a portion of their compensation. The plan also credits employer contributions that would have been made or credited to the ACE USA Employee Retirement Savings Plan, the ACE USA Basic Employee Retirement Savings Plan, or the ACE USA Supplemental Employee Retirement Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans. Participants generally elect the time and form of payment at the same time that they elect to defer compensation. Participants may elect to receive distributions at a specified date or at termination of employment. Participants may elect to receive distributions in the form of a lump sum or periodic payments. Participants may elect a different distribution date and form of payment each time they elect to defer compensation, and the new date and payment form will apply to the compensation which is the subject of the new deferral election. For plan amounts subject to Internal Revenue Code section 409A, the plan imposes additional requirements on the time and form of payments.

Beginning in 2007, ACE will not make employer contributions until the end of the year and only for those participants who remain employed with ACE on December 31.

Long-Term Incentive Plans

All the NEOs participate in one or more long-term incentive plans. Awards under the equity plans are generally subject to vesting, as set by the Compensation Committee as a part of each award. In general, the awards vest and are exercisable, where applicable, without regard to whether the NEO’s termination is considered with or without cause.

Upon termination of employment due to death or disability, all options and awards vest. An NEO is disabled for purposes of accelerating vesting when the NEO is determined to be disabled under the relevant employer-sponsored long-term disability plan. If the NEO is not eligible to participate in an employer-sponsored disability plan, this determination is made by the Compensation Committee applying standards similar to those applied under a disability plan.

Upon a change in control before the NEO has terminated employment, options vest and become immediately exercisable. Restricted stock and restricted stock units likewise immediately vest upon a change in control, as defined below, before termination of employment.

Generally, incentive stock options must be exercised within three months of the date of termination of employment. Upon termination of employment due to death or disability, the exercise period is extended to one year following the termination of employment. Upon retirement, the exercise period for the retiree is extended so that the termination is deemed to have occurred on the ten-year anniversary of the option grant date or, if earlier, the date of the retiree’s death.

For purposes of these plans, change in control means:

•

any person, as such term is used in Sections 3(a)(9) and 13(d) of the United States Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d 3 promulgated under that act, of 50 percent or more of the voting stock, as defined below, of ACE;

•

the majority of the Board consists of individuals other than incumbent directors, which term means the members of the Board on the effective date of the change in control; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the incumbent directors shall be considered to be an incumbent director;

•	ACE adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

•

all or substantially all of the assets or business of ACE is disposed of pursuant to a merger, consolidation or other transaction, unless the shareholders of ACE immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of ACE, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of ACE; or

•	ACE combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of ACE immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company, there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates, as defined below, of such other company in exchange for stock of such other company.

For the purpose of this definition of change in control, an affiliate of a person or other entity means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified. Voting stock means capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

Director Compensation

The following table sets forth information concerning director compensation paid or, in the case of restricted stock units, earned during 2006.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Michael G. Atieh (3)	$85,750	$116,398	$5,000	$207,148
Mary A. Cirillo (4)	$50,625	$64,174	$10,000	$124,799
Bruce L. Crockett (5)	$85,750	$117,909	—	$203,659
Robert M. Hernandez	$98,750	$113,120	$10,000	$221,870
John A. Krol	$83,750	$105,924	$10,000	$199,674
Peter Menikoff (6)	$90,750	$131,294	$10,000	$232,044
Thomas J. Neff (7)	$78,750	$124,483	$10,044	$213,277
Robert Ripp	$92,000	$115,832	$10,000	$217,832
Dermot F. Smurfit	$78,750	$105,140	—	$183,890
Robert W. Staley (8)	$35,750	$44,902	$30,000	$110,652
Gary M. Stuart	$85,750	$116,926	$10,000	$212,676

(1)	This column reflects restricted stock units earned during 2006. Restricted stock units are awarded once each year at our Annual General Meeting and vest at the Annual General Meeting held in the immediately following year. Ordinary Shares will be issued for stock units six months after a director’s termination from the Board (or later, if the director has elected to defer receipt of such Ordinary Shares). The grant date fair value of the restricted stock units granted in 2006 for each director is as follows: Mr. Atieh ($126,398), Ms. Cirillo ($176,674), Mr. Crockett ($127,909), Mr. Hernandez ($113,120), Mr. Krol ($105,924), Mr. Menikoff ($216,295), Mr. Neff ($199,483), Mr. Ripp ($115,832), Mr. Smurfit ($105,140), Mr. Staley ($7,402) and Mr. Stuart ($116,923). The number of restricted stock units that each director held at December 31, 2006 is as follows: Mr. Atieh (2,099), Ms. Cirillo (3,340), Mr. Crockett (2,099), Mr. Hernandez (1,908), Mr. Krol (1,908), Mr. Menikoff (3,531), Mr. Neff (3,340), Mr. Ripp (1,908), Mr. Smurfit (1,908), and Mr. Stuart (1,908). The number of vested stock units and associated dividend reinvestment accruals that each director held at December 31, 2006 was: Mr. Atieh (16,184), Ms. Cirillo (31), Mr. Crockett (17,775), Mr. Hernandez (12,828), Mr. Krol (5,250), Mr. Menikoff (31,133), Mr. Neff (24,056), Mr. Ripp (15,692), Mr. Smurfit (4,424), and Mr. Stuart (16,842).

(2)	This column includes:

•	Our matching contribution program for non-management directors pursuant to which we match director charitable contributions up to a maximum of $10,000 per year.

•	Company-paid travel expense of $44 related to spouse travel.

•

A donation of $20,000 by the Company to the Robert W. and Elizabeth C. Staley Fund of the Cornell University Foundation, which was made in recognition of Mr. Staley’s service to the Board upon his retirement.

(3)	Included in Mr. Atieh’s cash earnings is a committee retainer fee of $10,000 which, although earned in cash, was paid in 190.84 restricted stock units at the election of the director.

(4)	Included in Ms. Cirillo’s cash earnings are the following amounts which, although earned in cash, were paid in restricted stock units at the election of the director: an annual retainer fee of $70,000 for which she received 1,335.88 restricted stock units and a committee retainer fee of $5,000 for which she received 95.42 restricted stock units.

(5)	Included in Mr. Crockett’s cash earnings is a committee retainer fee of $10,000 which, although earned in cash, was paid in 190.84 restricted stock units at the election of the director.

(6)	Included in Mr. Menikoff’s cash earnings are the following amounts which, although earned in cash, were paid in restricted stock units at the election of the director: an annual retainer fee of $70,000 for which he received 1,335.88 restricted stock units and a committee retainer fee of $15,000 for which he received 286.26 restricted stock units.

(7)	Included in Mr. Neff’s cash earnings are the following amounts which, although earned in cash, were paid in restricted stock units at the election of the director: an annual retainer fee of $70,000 for which he received 1,335.88 restricted stock units and a committee retainer fee of $5,000 for which he received 95.42 restricted stock units.

(8)	Mr. Staley’s term as director expired at the 2006 Annual General Meeting.

Our non-management directors receive $200,000 per year for their service as directors. We pay $120,000 of this fee in the form of restricted stock units, based on the fair market value of our Ordinary Shares at the date of award. These stock units are awarded at the Annual General Meeting and vest at the next Annual General Meeting. We pay the remaining $80,000 of the annual fee to directors in cash quarterly. Committee chairmen receive committee chair retainers as follows: Audit Committee—$25,000, Compensation Committee—$15,000, and other committees—$10,000. The Lead Director receives a retainer of $15,000, which is in addition to any retainer he receives as a committee chairman. All members of the Audit Committee, other than the chairman, receive a premium of $10,000 per year and all members of the Compensation Committee, other than the chairman, receive a premium of $5,000 per year. Directors are not paid fees for attending regular Board or committee meetings but, at the discretion of the Chairman of the Board and the Lead Director, we may pay an additional $2,000 fee for each special meeting attended by telephone and $3,000 for each special meeting attended in person. We pay the retainers for committee chairmanships and Lead Director, and premiums for Audit or Compensation Committee service and special Board meeting fees quarterly in cash. For 2006, we paid the Chairman of the Board a total of $2,603,750, including salary and bonus for service as an executive officer prior to June 1, 2006 and fees for service as a director thereafter, inclusive of Board fees and a stipend for serving as non-executive Chairman. Mr. Duperreault will receive fees in 2007 for his service as a director and non-executive Chairman through our Annual General Meeting at the annualized rate of $630,000, prorated for partial year service. Following our Annual General Meeting, he will be compensated on the same basis as other directors.

Directors may elect to receive all of their compensation, other than compensation for special meetings, in the form of stock units issued on an annual basis. We will issue Ordinary Shares for stock units six months after a director’s termination from the Board (or later, if the director has elected to defer receipt). Until we issue such Ordinary Shares, the director may not sell or transfer the stock units awarded to them. When we pay dividends on our stock, we will issue stock units to directors equivalent in value to the dividend payments that they would have received if they held stock rather than stock units.

In addition to the above described compensation, we have a matching contribution program for non-management directors pursuant to which we will match director charitable contributions up to a maximum of $10,000 per year.

AUDIT COMMITTEE REPORT

The Audit Committee consists of five members of the Board of Directors, each of whom is independent of the Company and its management, within the meaning of the NYSE listing standards, and has been determined by the Board of Directors to be financially literate, as contemplated by the NYSE listing standards, and an “audit committee financial expert” within the meaning of the SEC’s rules.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on the Company’s website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and financial reporting process, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, which we refer to as PwC.

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to the SEC’s rules and regulations, internal control over financial reporting is a process designed by, or under the supervision of, the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles. As of December 31, 2006, management has evaluated the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in “Internal Control-Integrated Framework,” issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2006. The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. The Company’s independent registered public accounting firm audits the Company’s year-end financial statements and review interim financial statements. PwC audited the consolidated financial statements of the Company included in the annual report on Form 10-K and has issued a report on management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2006. The report expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, the independent registered public accounting firm and other advisors.

The Audit Committee participated in four regularly scheduled full-day meetings and four regularly scheduled telephonic meetings during the year ended December 31, 2006. The Audit Committee also participated in two meetings devoted to training and three additional telephonic meetings. One of the regularly scheduled meetings was a two-day meeting. At each of the four regularly scheduled meetings, the Audit Committee met with the Chief Auditor (to review, among other matters, the overall scope and plans for the internal audits and the results and status of such audits); management (to review, among other matters, the Company’s continuing progress in sustaining Sarbanes-Oxley requirements, activities of the Company’s internal financial re-engineering efforts, the status of budgeted and actual fees for audit and non-audit services performed by the independent public accountants, the status of recent developments concerning SEC reporting, statutory and GAAP financial accounting and reporting and taxation, and the activities of the Company’s internal Structured Transaction Review Committee); the Company’s independent registered public accounting firm (to review, among other matters, the overall scope and plans for the independent audits, the results of such audits and critical accounting estimates and policies); internal and external independent actuaries (to review, among other things, the Company’s loss reserves); the Company’s General Counsel and Chief Ethics and Compliance Officer (to review, among other things, compliance with the Company’s conflict of interest and ethics policies, legal and regulatory compliance matters and the Company’s Code of Conduct); and the Chief Actuary (to review, among other matters, current activities of the Enterprise Risk Management committee, including risk accumulation information). Also at each of the four regularly scheduled meetings, the Audit Committee met in executive session (that is, without management present) with representatives of the Company’s independent registered public accounting firm and also with the Company’s Chief Auditor, in each case to discuss the results of their examinations and their evaluations of the Company’s internal controls and overall financial reporting. The Audit Committee also regularly met in separate executive sessions with the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Ethics and Compliance Officer. At the regularly scheduled February 2006 meeting and subsequent conference call in early March 2006, the annual financial statements, including Management’s Discussion and Analysis in our 2005 Form 10-K, were reviewed and discussed with management and the independent registered public accounting firm.

The Audit Committee had four telephonic meetings with management and the Company’s independent registered public accounting firm at which the Company’s quarterly financial results were reviewed in advance of their public release. The committee also had two meetings in 2006 devoted to understanding important matters relevant to the Company’s tax accrual and accounting including tax contingency matters and progress made by the Company in developing a global enterprise-wide risk management program.

The Audit Committee discussed with PwC all the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61 (“Communication with Audit Committees”). These discussions included:

•	the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting;

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and

•

disagreements, if any, with management over the application of accounting principles (of which there were none), the basis for management’s accounting estimates, and disclosures in the financial statements.

The Audit Committee reviewed all other material written communications between PwC and management.

The Audit Committee discussed with PwC their independence from the Company and management, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the communication required by Independence Standard Board’s Standard No. 1 (Independence Discussions with Audit Committees).

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by the Company’s management, its internal auditors and its independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the December 31, 2006 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

The foregoing report has been approved by all members of the Audit Committee.

Robert Ripp, Chairman

Michael G. Atieh

Bruce L. Crockett

Peter Menikoff

Gary M. Stuart

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The appointment of independent registered public accounting firm is approved annually by the Audit Committee. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2007. The Company has had a working association with PwC (or its predecessor Coopers & Lybrand LLP) since 1985; PwC (or its predecessor Coopers & Lybrand LLP) has had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1985.

Representatives of PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by PwC for the audit of our annual consolidated financial statements for 2006 and 2005, and fees for other services rendered by PwC for fiscal years 2006 and 2005:

	2006	2005
Audit fees (1)	$18,325,000	$16,977,000
Audit-related fees (2)	412,000	716,000
Tax (3)	835,000	1,141,000
All other fees (4)	43,000	73,000
Total	$19,615,000	$18,907,000

The fees in the table above include “out-of-pocket” expenses incurred by PwC and billed to ACE in connection with these services of $665,000 for 2006 and $565,000 for 2005.

(1)	Audit fees for the years ended December 31, 2006 and 2005 were for professional services rendered in connection with: the integrated audits of our consolidated financial statements and controls over financial reporting; the statutory and GAAP audits of various subsidiaries; and $160,000 and $127,000 in 2006 and 2005, respectively, for comfort letters and consents issued in connection with registration statements which we filed with the SEC.

The Audit fee amounts in the 2005 column above have been revised from the amounts reported in last year’s proxy statement to reflect fees billed in 2006 related to audit work performed in 2006 for the 2005 statutory based financial statements of $1,526,700.

(2)	Audit-related fees for the years ended December 31, 2006 and 2005 were for professional services rendered in connection with audits of employee benefit plans ($115,000 in 2006 and 2005), consultation on accounting and financial reporting matters ($103,000 in 2006), review procedures in connection with the executive compensation disclosure in the proxy statement relating to the 2005 Annual General Meeting ($50,000 in 2005), Internal Control Reviews under SAS 70 ($427,000 in 2005), accounting and tax advice on structuring transactions ($144,000 in 2006 and $84,000 in 2005) and services performed in connection with Sarbanes-Oxley implementation, other than remediation ($50,000 in 2006 and $40,000 in 2005).

(3)	Tax fees for the years ended December 31, 2006 and 2005 were for professional services rendered in connection with tax compliance ($570,000 in 2006 and $953,000 in 2005) and tax planning ($265,000 in 2006 and $188,000 in 2005).

(4)	All other fees for the years ended December 31, 2006 and 2005 were for professional services and expenses rendered in connection with regulatory compliance services ($43,000 in 2006 and $53,000 in 2005) and a marketing survey conducted in Thailand ($20,000 in 2005).

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm, PwC. The Audit Committee reviewed at its November 2005, May 2006 and November 2006 meetings the audit services budgeted fees for the 2006 audit. At the November 2005 meeting, the Audit Committee reviewed and pre-approved the budgeted non-audit fees for the 2006 audit. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year to the Audit Committee for approval. The Audit Committee will pre-approve the budgeted amount of fees within each of the categories and require management and the auditor to report actual fees versus the budget periodically throughout the year by category of service. Either the Audit Committee chairman or the entire Audit Committee must pre-approve the provision of any significant additional audit fees in excess of the budgeted amount and/or any excess related to non-audit fees over the budgeted amount. The Audit Committee pre-approved all of the fees described above pursuant to its pre-approval policies and procedures.

The Audit Committee reviewed all non-audit services provided in 2006 and concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

How Do I Submit a Proposal for Inclusion in Next Year’s Proxy Material?

If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, ACE Limited, ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton HM 08 Bermuda. Under the SEC’s rules, proposals must be received no later than December 19, 2007 and otherwise comply with the requirements of the SEC to be eligible for inclusion in the Company’s 2008 Annual General Meeting proxy statement and form of proxy.

How Do I Submit a Proposal or Make a Nomination at an Annual General Meeting?

The Company’s Articles provide that if a shareholder desires to submit a proposal for consideration at an Annual General Meeting, or to nominate persons for election as directors, written notice of such shareholder’s intent to make such a proposal or nomination must be given and received by our Secretary at our principal executive offices no later than 60 days prior to the anniversary date of the immediately preceding Annual General Meeting. With respect to the 2008 Annual General Meeting, such written notice must be received on or prior to March 18, 2008. The notice must meet the requirements set forth in our Articles. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

OTHER MATTERS

Our Board of Directors does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Brian Duperreault

Chairman

EXHIBIT A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

NOVEMBER 2006

I.    Introduction

To be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence. In addition, a director who is a member of the Company’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by the Company’s Board of Directors.

Directors who do not meet these categorical standards for independence can also make valuable contributions to the Company and its Board of Directors by reason of their knowledge and experience.

In addition to meeting the standards set forth below, a director will not be considered independent unless the Board of Directors of the Company affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. For this purpose, the Board does not need to reconsider relationships of the type described in Section III below if such relationships do not bar a determination of independence in accordance with Section III below.

II.    Definitions

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three year period referred to in each of paragraphs III.1 through III.5 below, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

The “Company” includes any subsidiary in its consolidated group.

III.    Standards for Directors

The following standards have been established to determine whether a director of the Company is independent:

1.

A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer[1], of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

1	For purposes of this paragraph III, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16(a)-1(f) under the Securities Exchange Act of 1934. Rule 16a-1(f) defines “officer” as a company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policymaking function, or any other person who performs similar policy-making functions for the company. Officers of the company’s parent(s) or subsidiaries shall be deemed officers of the company if they perform such policy-making functions for the company.

2.	A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.

3.	A director is not independent if: (A) the director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.

A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.[2]

6.	A director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company and/or is, directly or indirectly, a security holder of the Company will not be considered to have a material relationship based solely on such relationship that would impair such director’s independence.

7.	Being a director, executive officer or employee, or having an immediate family member who is a director, executive officer or employee, of a company that purchases insurance, reinsurance or other services or products from the Company, by itself, does not bar a determination that the director is independent if the payments made to the Company for such products or services do not exceed the threshold set forth in paragraph III.5 above.

IV.   Standards for Audit Committee Members

In addition to satisfying the criteria set forth in Section III above, directors who are members of the Company’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided

2	In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Contributions to tax exempt organizations shall not be considered “payments” for purposes of this test, provided, however, that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

2.	A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other Board committee, be an affiliated person of the Company or any subsidiary thereof.

3.	If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

Please Mark Here for Address Change or Comments `

SEE REVERSE SIDE

If no direction is made, this proxy will be voted for (1) the appointment of Brian Duperreault, Robert M. Hernandez, Peter Menikoff, Robert Ripp and Dermot F. Smurfit as directors of ACE Limited to serve three-year terms to expire at the Annual General Meeting in 2010, and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

1. Election of Directors

For Election to Term Expiring in 2010:

01 Brian Duperreault For ` Against ` Abstain `

02 Robert M. Hernandez For ` Against ` Abstain `

03 Peter Menikoff For ` Against ` Abstain `

04 Robert Ripp For ` Against ` Abstain `

05 Dermot F. Smurfit For ` Against ` Abstain `

2. Ratification of the Appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ACE Limited for the fiscal year ending December 31, 2007

For ` Against ` Abstain `

In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.

Dated: ,2007

Signature

Signature if held jointly

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

INTERNET

http://www.proxyvoting.com/ace

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

ACE LIMITED ACE

Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Evan Greenberg, Philip Bancroft and Robert Cusumano as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Ordinary Shares of ACE Limited which the undersigned is entitled to vote at the Annual General Meeting to be held on May 17, 2007 or any adjournment thereof.

(Continued on Reverse)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Ace Limited account online.

Access your ACE Limited shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for ACE Limited, now makes it easy and convenient to get current information on your shareholder account.

•	View account status • View payment history for dividends
•	View certificate history • Make address changes
•	View book-entry information • Obtain a duplicate 1099 tax form
•	Establish/change your PIN

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For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

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PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:                 DATE:

Mark this box if you would like the Proxy Card EDGARized: ` ASCII    ` EDGAR II (HTML)

(THIS BOXED AREA DOES NOT PRINT)                             Registered Quantity 9000